mineral lease and OPTION TO PURCHASE

This MINERAL LEASE AND OPTION TO PURCHASE (“Agreement” together with all exhibits hereto) is entered into as of this 23rd day of March, 2015 (the “Effective Date”) by and between BARRICK BULLFROG INC., (“Barrick Bullfrog”) a Delaware corporation, and ROCKY MOUNTAIN MINERALS CORP., (“Rocky Mountain”) a Nevada corporation and a wholly-owned subsidiary of Bullfrog Gold Corp., a Delaware corporation. Bullfrog Gold Corp. joins this Agreement for purposes of transferring the shares of Bullfrog Gold Corp. as set forth in Sections 6.2 and 6.3. Barrick Gold Corporation, a corporation organized under the laws of the Province of Ontario, Canada, joins this Agreement for purposes of receiving the shares of Bullfrog Gold Corp. as set forth in Sections 6.2 and 6.3. Barrick Bullfrog, Rocky Mountain, Bullfrog Gold Corp., and Barrick Gold Corporation may individually be referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. Barrick Bullfrog is the recorded and beneficial owner of an undivided 100.00% interest in 6 patented mining claims, 20 unpatented mining claims, and 8 mill site claims as described in Exhibit A attached hereto, which together with all ores, minerals, surface and mineral rights, and the right to explore for, mine and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, which collectively with the Data described below, are referred as the “Properties.”

B. Rocky Mountain, who owns or controls the rights to the Rocky Mountain Lands as described in Parts I and II of Exhibit B attached hereto, desires to lease the Properties from Barrick Bullfrog and Barrick Bullfrog desires to lease the Properties to Rocky Mountain on the terms and conditions contained in this Agreement. Standard Gold Corp., a Nevada corporation and wholly-owned subsidiary of Bullfrog Gold Corp., owns or controls the rights to the Standard Gold Lands, which are adjacent to or near the Rocky Mountain Lands and the Properties as described in Parts III and IV of Exhibit B attached hereto.

C. Rocky Mountain desires to obtain from Barrick Bullfrog the option to purchase the Properties from Barrick Bullfrog and Barrick Bullfrog desires to grant the Option to Rocky Mountain, subject to preexisting overriding royalty on a portion of the Properties, a reserved gross proceeds royalty, and Back-in Right, as provided herein.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Barrick Bullfrog and Rocky Mountain agree as follows:

1.                  DEFINITIONS

1.1              General Terms. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Exhibits shall be deemed references to Sections and Exhibits to this Agreement. Wherever used in this Agreement (including the Exhibits) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.2              Specific Terms. The following terms, wherever used in this Agreement, shall have the meanings set forth below:

(a)                “Affiliate” means any individual, partnership, joint venture, limited liability company, corporation or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with a party to this Agreement. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

(b)               “Area of Interest” means the area depicted on the map included as Exhibit C that consists of lands within one and one-half mile of the Properties in Exhibit A;

(c)                “Back-in Right” has the meaning given in Section 6.7;

(d)               “Back-in Right Agreement” means the Back-in right Agreement attached as Exhibit D hereto, which shall be executed by Rocky Mountain and Barrick Bullfrog at the Closing;

(e)                “Closing” means the date to be mutually agreed upon between the parties pursuant to Section 6.2;

(f)                “Data” means all information and knowledge, in whatever form, paper, electronic or otherwise, generated from the Properties, or provided by Barrick under Section 3.2 below and related to Barrick Bullfrog’s other lands within the Area of Interest, including but not limited to geologic information, drill core, drill logs with survey coordinates and elevations, blast hole maps, mine plans, topographic base maps, geophysical information, geochemical reports, environmental reports, baseline data and approved permits, metallurgical reports, land status maps, title documents, feasibility reports, and any other relevant information useful toward the exploration, development and production on the lands described below. The Data shall be sourced from Barrick Bullfrog’s files;

(g)               “Memorandum of Agreement” means the memorandum of agreement summarizing the terms of this Agreement referenced in Section 12.10 and attached to this Agreement as Exhibit I;

(h)               “Minerals” shall mean any products of value derived from the Properties;

(i)                 “Mining Operations” means every kind of work done on or in respect of the Properties or the product derived from the Properties during the Term by, on the behalf of or under the direction of Rocky Mountain including the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, bulk sampling and processing such samples, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, including stone, crushed rock or aggregate, ores and metals, land surveying and bringing any mining claims to lease or patent, the construction and maintenance of necessary access roads, drill site preparation, and all other work usually considered to be prospecting, exploration, development and mining work, provided however that until the Option is exercised and the Closing occurs, Rocky Mountain may not store waste rock or other waste materials on the Properties; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the workers including the costs of creating and maintaining a camp on or near the Properties; in paying assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, license renewal fees, taxes and other governmental charges required to keep the Properties in good standing in accordance with the laws of the County of Nye, State of Nevada, United States, including the costs of claim renewal fees and permits; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation and environmental protection, including the cost of resolving any environmental problems associated with the work on the Properties including from creating drill sites or access roads that may affect any grounds or waters surrounding the Properties as may be required by any governmental agency or otherwise, and in the management of any work which may be done on the Properties or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(j)                 “Notice of Non-Responsibility” means the notice described in Subsection 5.3(c) that is attached to this Agreement as Exhibit E;

(k)               “Operator” means the Party having the right to conduct Mining Operations on the Properties pursuant to Subsection 5.1(i) or Section 6.7;

(l)                 “Option” means the right granted by Barrick Bullfrog to Rocky Mountain pursuant to Section 6.1 to acquire up to a 100.00% undivided right, title, and interest in and to the Properties;

(m)             “Project Work Commitment” has the meaning given in Subsection 5.1(b);

(n)               “Properties” has the meaning given in the first recital of this Agreement, as more particularly listed in Exhibit A and described and depicted on the map included in Exhibit A;

(o)               “Quitclaim Deed” means the quitclaim and royalty deed referenced in Subsection 6.3(b) and attached to this Agreement as Exhibit G;

(p)               “Rocky Mountain Lands” means the lands listed in Part I of Exhibit B and described and depicted on the map included in Part II of Exhibit B;

(q)               “Royalty” means the percentage of gross proceeds referenced in Section 6.4 and determined and calculated as described in Exhibit G attached to this Agreement;

(r)                 “Share Delivery” has the meaning given in Section 6.2;

(s)                “Standard Gold Lands” means the lands listed in Part III of Exhibit B and described and depicted on the map included in Part IV of Exhibit B;

(t)                 “Term” has the meaning given in Section 4; and

(u)               “Working Right” has the meaning given in Subsection 5.1(a).

1.3              Headings. The headings of this Agreement and the exhibits are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

1.4              Number and Gender. Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.5              Governing Law. This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, without regard for any conflict of laws or choice of laws principles that require or permit the application of the law of any other jurisdiction. The parties agree that the courts of the State of Nevada shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns and consents to the jurisdiction of the state and federal courts of the State of Nevada.

1.6              Currency. All references to currency in this Agreement are references to the lawful currency of the United States unless otherwise specifically stated.

2.                  REPRESENTATIONS AND WARRANTIES

2.1              Barrick Bullfrog’s Representations and Warranties. Barrick Bullfrog represents and warrants to Rocky Mountain that:

(a)                Barrick Bullfrog has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Delaware;

(b)               Barrick Bullfrog is the registered and beneficial owner and, at the time of transfer to Rocky Mountain of the Properties, it will be the registered and beneficial owners of the Properties free and clear of all liens, charges and claims of others, save and except the Royalty, with the additional exception of an overriding royalty as described in Section 9, and no taxes or rentals are due in respect of any thereof;

(c)                To the knowledge of Barrick Bullfrog, the patented and unpatented mining and mill site claims that comprise the Properties have been duly and validly located and recorded, and are in good standing in County of Nye, Nevada, and such other applicable regulatory agency having jurisdiction over the Properties, except that Barrick Bullfrog makes no representation or warranty with respect to discoveries on the Properties or the mining claims therein;

(d)               There are no known adverse claims or challenges against or to the ownership of or title of the Properties, nor to the knowledge of Barrick Bullfrog is there any basis therefore, and there are no outstanding agreements or options to acquire or purchase the Properties or any portion thereof;

(e)                Barrick Bullfrog has duly obtained all authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under any indenture, agreement or other instrument whatsoever to which Barrick Bullfrog is a party or by which it is bound or to which it may be subject, nor, to the knowledge of Barrick Bullfrog, does it conflict with any applicable law by which Barrick Bullfrog is bound; and

(f)                There are no proceedings pending for, and Barrick Bullfrog is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up, or the placing of Barrick Bullfrog in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2              Waiver and Survival. The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of Rocky Mountain, have been relied upon by Rocky Mountain in entering into this Agreement and a breach of any one or more thereof may be waived by Rocky Mountain in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.1 will survive Closing hereunder.

2.3              Rocky Mountain’s Representations, Warranties and Covenants. Rocky Mountain represents and warrants to Barrick Bullfrog that:

(a)                Rocky Mountain has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada;

(b)               It has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of Rocky Mountain or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which Rocky Mountain is a party or by which it is bound or to which it may be subject, nor does it conflict with any applicable law by which Rocky Mountain is bound; and

(c)                There are no proceedings pending for, and Rocky Mountain is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Rocky Mountain or the placing of Rocky Mountain in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.4              Waiver and Survival. The representations and warranties contained in Section 2.3 are provided for the exclusive benefit of Barrick Bullfrog, have been relied upon by Barrick Bullfrog in entering into this Agreement and a breach of any one or more thereof may be waived by Barrick Bullfrog in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.3 will survive Closing hereunder.

2.5              Bullfrog Gold Corp.’s Representations, Warranties and Covenants. Bullfrog Gold Corp. represents and warrants to Barrick Bullfrog that:

(a)                Bullfrog Gold Corp. has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Delaware;

(b)               It has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of Bullfrog Gold Corp. or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which Bullfrog Gold Corp. is a party or by which it is bound or to which it may be subject, nor does it conflict with any applicable law by which Bullfrog Gold Corp. is bound;

(c)                There are no proceedings pending for, and Bullfrog Gold Corp. is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Bullfrog Gold Corp. or the placing of Bullfrog Gold Corp. in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(d)               No authorization, approval, consent, patent, permit, or order of any governmental authority, agency, or other person or entity is required for the entering into of this Agreement, or any document, instrument or agreement to be delivered pursuant hereto, by Bullfrog Gold Corp. or Rocky Mountain or completion of the transactions contemplated hereby by Bullfrog Gold Corp. or Rocky Mountain, including, without limitation, for the issuance of the private placement shares of Bullfrog Gold Corp. to Barrick Gold Corporation.

(e)                The transfer of shares pursuant to Sections 6.2 and 6.3 and Exhibit F has been duly authorized by all necessary corporate action Bullfrog Gold Corp. and Rocky Mountain, and the shares, when transferred in accordance herewith, will be duly and validly issued as fully paid non-assessable shares.

(f)                The issued and outstanding shares of Bullfrog Gold Corp. are listed and posted for trading on the Over-The-Counter QB market under the symbol BFGC and Bullfrog Gold Corp. is, and will be at the time of the transfer of the shares, in compliance with the rules of this market. Bullfrog Gold Corp. has not received any notice and is not aware of any circumstances that would cause the shares to cease to be listed and posted for trading on the OTC:QB.

(g)               As at the date hereof, the authorized capital of Bullfrog Gold Corp. consists of 200 million common shares of no par value and 50 million preferred shares of which 45,741,045 common shares and 400,000 preferred shares have been issued and are outstanding.

2.6              Waiver and Survival. The representations and warranties contained in Section 2.5 are provided for the exclusive benefit of Barrick Bullfrog, have been relied upon by Barrick

Bullfrog in entering into this Agreement and a breach of any one or more thereof may be waived by Barrick Bullfrog in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.5 will survive Closing hereunder.

3.                  Lease of PROPERTIES; Access to Data.

3.1              Barrick Bullfrog hereby leases, lets, and demises the Properties to Rocky Mountain, on and subject to the terms, covenants and conditions set forth in this Agreement, together with the exclusive right of possession thereof for purposes of Mining Operations.

3.2              Within 30 days following the execution of this Agreement, if Barrick Bullfrog has not already done so, Barrick Bullfrog will use reasonable efforts deliver to Rocky Mountain Data from the Properties, including making available for inspection and testing at reasonable times and on a reasonable schedule, all core, cuttings, splits, pulps and samples relating to the Properties. In the event additional Data from the Properties becomes available, Barrick Bullfrog agrees to send such Data to Rocky Mountain as soon as practical. In addition, Barrick will consider identifying and delivering additional Data from Barrick Bullfrog’s other lands within the Area of Interest that might pertain or have relevance to the Properties, if any such Data exists, and at such time as Barrick Bullfrog has available resources to devote to such task. The Parties agree that Barrick Bullfrog has the right, exercisable at Barrick Bullfrog’s sole discretion, but not the obligation to provide such additional Data from Barrick Bullfrog’s other lands within the Area of Interest.

3.3              The Data will be made available by Barrick Bullfrog on an “AS IS/WHERE IS” basis and Barrick Bullfrog makes no representation or warranty of any nature concerning the quality, accuracy, reliability or completeness of the Data. Rocky Mountain will use the Data and information at its own risk and Barrick Bullfrog shall not be liable for any errors or omissions contained in the Data. Further, to the extent Rocky Mountain is permitted to disclose the Data to a third party under this Agreement, Rocky Mountain agrees to provide actual notice to such third parties of the terms and limitations imposed by this Subsection and to indemnify Barrick against any third party claims arising from or relating to such disclosure.

3.4              In return for the granting of the Option by Barrick Bullfrog, for the Term of this Agreement Rocky Mountain will perform the following:

(a)                Perform Project Work Commitments according to the requirements of Subsection 5.1(b);

(b)               Maintain the Properties as provided in Subsections 5.1(j) and 5.1(k);

(c)                Provide to Barrick Bullfrog on a timely basis, as provided in Section 5.7, all Data generated by or for Rocky Mountain from the exercise of its Working Right or Mining Operations conducted on or for the benefit of the Properties; and

(d)               Pay any royalty payments due on the overriding royalty described in Section 9 as a result of Rocky Mountain’s exercising of its Working Right or its performance of Mining Operations.

4.                  TERM

4.1              The term of this Agreement shall be for a period commencing on the Effective Date and ending at 12 o'clock midnight (Pacific Standard Time) on the fifth anniversary of the Effective Date (“Term”), unless sooner terminated as provided by Section 8 or the Closing.

4.2              The Term of this Agreement may not be extended except upon the written agreement of the Parties.

5.                  WORKING RIGHT AND MINING OPERATIONS

5.1              Activities on the Properties.

(a)                During the Term, Rocky Mountain shall have the sole and exclusive working right to enter on and conduct the Mining Operations on the Properties as Rocky Mountain in its sole and absolute discretion but in accordance with standard industry practices and guidelines, provided however that until the Option is exercised and the Closing occurs, Rocky Mountain may not store waste rock or other waste materials on the Properties (“Working Right”). Except as limited by the other provisions of this Section 5.1, Rocky Mountain shall have quiet and exclusive possession from the Effective Date and thereafter during the Term, with full power and authority to Rocky Mountain, its servants, agents, workers or contractors, to carry on its Working Right or Mining Operations in searching for minerals in such manner as Rocky Mountain in its discretion may determine, including the right to erect, bring and install on the Properties all buildings, plant, machinery, equipment, tools, appliances or supplies as Rocky Mountain shall deem necessary and proper and the right to remove therefrom reasonable quantities of rocks, ores and minerals and to transport them for the purposes of sampling, metallurgical testing and assaying.

(b)               Rocky Mountain shall expend $1.5 million as minimum work commitments for the benefit of the Properties prior to the 5th anniversary of the Effective Date per the schedule below (“Project Work Commitment”):

Anniversary of Effective Date	Minimum Project Work Commitment ($)
First	100,000
Second	200,000
Third	300,000
Fourth	400,000
Fifth	500,000

As the Property is part of a logical land and mining unit, work performed on any of the Properties will be counted toward Rocky Mountain’s Project Work Commitment. In any given year, if Rocky Mountain incurs Project Work Commitment expenditures in excess of the Project Work Commitment for that year, then up to 20% of the excess expenditures, as measured against the Project Work Commitment for that year, shall be credited toward the minimum Project Work Commitment expenditures for the following years. In any given year, if Rocky Mountain incurs expenditures below the required Project Work Commitment for that year, then up to 20% of the expenditure shortfall, as measured against the Project Work Commitment for that year, may be carried forward by Rocky Mountain and added to the minimum Project Work Commitment expenditures for the following year. In such case, Rocky Mountain shall make cash payments to Barrick Bullfrog equal to the remaining expenditure shortfall for the year. Further, if Rocky Mountain incurs expenditures below the required Project Work Commitment for a given year but elects not to carry forward any shortfall to the subsequent year, then Rocky Mountain shall make cash payments to Barrick Bullfrog equal to the expenditure shortfall for the year; provided however, that if Rocky Mountain elects not to carry forward any shortfall such payment shall not be due if Rocky Mountain terminates this Agreement before the end of the year of with the expenditure shortfall. The Project Work Commitment shall include all the expenditures defined under Mining Operations herein plus a 5% management fee of the total expenditures; but excluding any corporate expenses of Rocky Mountain.

(c)                In exercising the Working Right and conducting Mining Operations, Rocky Mountain shall be responsible for all oversight of the Properties and activities undertaken by Rocky Mountain or its servants, agents, workers or contractors, including engineering, environmental, and social oversight and monitoring. Rocky Mountain shall exercise the Working Right and all Mining Operations relating to the Properties, including reclamation, or cause the same to be performed, and shall safeguard and maintain the Properties in compliance with all applicable laws, statutes, ordinances and regulations and in a manner consistent with generally accepted standards and practices of the mining industry. Before exercising its Working Right or commencing Mining Operations in a manner that will cause ground disturbance on the Properties, Rocky Mountain shall ensure that (i) a cultural resources survey and inventory on the affected lands has been performed within the last five years, and (ii) Rocky Mountain has submitted to Barrick Bullfrog for approval a social and stakeholder engagement plan. If no such cultural survey or inventory has been performed within the last five years, Rocky Mountain shall cause such a cultural resources survey and inventory to be undertaken for the Properties, or the portions affected by ground disturbance, before any ground disturbance shall occur. The social and stakeholder engagement plan shall include provisions for engaging local and regional stakeholders, including governmental and non-governmental entities, regarding the intended work to be done on the Properties. The social and stakeholder engagement plan shall also address the procedures by which Rocky Mountain will process, evaluate, and respond to information and other requests from stakeholders. Rocky Mountain’s social and stakeholder engagement plan shall include a commitment to keep Barrick Bullfrog timely informed of all information or other requests from stakeholders and consult with Barrick Bullfrog on responses to any such requests prior to those responses being issued. Items (i) and (ii) of this Section 5.1(c) shall not apply to the Rocky Mountain Lands, the Standard Gold Lands, or on Bullfrog Gold Inc.’s other lands in the Bullfrog Mining District.

(d)               Rocky Mountain shall solely furnish and bear the expense of all Mining Operations and activities taken pursuant to the Working Right on or associated with the Properties and all associated permitting and bonding required in connection with the exercise of its Working Right or its Mining Operations. Rocky Mountain shall strictly comply with all permits and bond requirements, including those issued by state and local governmental authorities, affecting the Properties. Rocky Mountain agrees that during the Term it will not exercise its Working Right or conduct Mining Operations without first obtaining all necessary permits, bonds, and approvals. Rocky Mountain further agrees to consult with Barrick Bullfrog, and submit any permit applications or other applications for governmental approvals to Barrick

Bullfrog for review and approval, prior to Rocky Mountain submitting such applications to the appropriate permitting authority or otherwise binding Rocky Mountain to a permitting position or commitment affecting the Properties. Barrick Bullfrog shall have no obligation to contribute funding for Mining Operations or to provide or maintain any reclamation or other bond in the State of Nevada or other permitting or governmental authority for purposes of this Agreement.

(e)                Rocky Mountain shall have the right to commingle ores from the Properties with other ores, provided Rocky Mountain follows generally accepted industry standards for determining royalties due Barrick Bullfrog. Rocky Mountain shall have the right to deposit and stockpile ore and waste from the subject Properties on other properties. Likewise, Rocky Mountain shall also have the right to deposit and stockpile ore from other properties on the Properties subject to Rocky Mountain’s obligation to complete reclamation and closure procedures as approved by governing authorities.

(f)                As Rocky Mountain intends to explore, develop, and potentially produce Minerals from, the area covering the Properties and its adjacent land as a logical land unit, Barrick Bullfrog hereby grants and conveys any and all rights Barrick Bullfrog may have on the Properties for Rocky Mountain to conduct such activities in a unitized manner, subject to the terms of this Agreement and any required permits and governmental approvals. Rocky Mountain agrees that it will coordinate the exercise and use of its Working Right, including any Mining Operations, so as to not interfere with Barrick Bullfrog’s closure and other environmental obligations on the Properties, including (i) the necessity to access water wells and other sites within the SE1/4 of Section 9 T12S R46E, the SW1/4 of Section 10 T12S R46E, the NW1/4 of Section 16 T12S R46E, and the N1/2 of Section 15 T12S R46E, (ii) the removal of borrow material from Section 15 T12S, R46E for reclamation purposes, and (iii) the backfilling of the open pit in the N1/2 of Section 15 T12S R46E. The parties hereby agree that Rocky Mountain shall not destroy or prevent access to these areas or for these purposes without sixty-days written notice to Barrick Bullfrog and without developing and constructing alternative equivalent access in consultation with Barrick Bullfrog.

(g)               During the Term, Barrick Bullfrog shall have the right to appropriate and use, consistent with applicable laws of Nevada, any surface and/or underground water or water rights now existing or subsequently discovered or developed on or appurtenant to the Properties for purposes of facilitating its closure or reclamation obligations on the Properties or adjacent or nearby lands. Upon Barrick Bullfrog having the opportunity in the first instance to appropriate and use water for such closure or reclamation obligations, but declining to appropriate waters for such uses, upon sixty-days written notice to Barrick Bullfrog Rocky Mountain shall have the right to appropriate and use, consistent with applicable laws of Nevada, any surface and/or underground water or water rights now existing or subsequently discovered or developed on or appurtenant to the Properties for purposes of exercising its Working Right or for Mining Operations.

(h)               During the Term and subject to the Project Work Commitment set forth herein, Rocky Mountain shall be under no obligation to develop, mine or produce products, ores, or Minerals from the Properties or adjacent lands, and Rocky Mountain shall have exclusive control of its Working Right and the Mining Operations.

(i)                 Rocky Mountain shall be the Operator of the work to be carried out on the Properties and shall be free to contract out and conduct such parts of the work as it should choose in its sole and absolute discretion but in accordance with standard industry practices and guidelines.

(j)                 During the Term, Rocky Mountain shall pay all of the applicable property taxes and fees necessary to keep the Properties in good standing and file such assessment material as may be required under the laws of the County of Nye, the State of Nevada and the United States, including the obligation to pay, beginning on July 1, 2015, and for the remainder of the Term, (i) the Bureau of Land Management, on or before August 15 of each year, the annual claim maintenance fees due the United States of America necessary to maintain the claims in good standing for the coming year; and (ii) all required fees and file for record in the office of the Nye County Recorder proof of such payment accompanied by a notice of intent to hold in a form prescribed by the laws of the United States and the State of Nevada. Notwithstanding the forgoing and in acknowledgement that record title of the Properties shall remain in the name of Barrick Bullfrog until such time as exercise of the Option, Barrick Bullfrog shall cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such taxes and fees, and assessment filings. In the event that Barrick Bullfrog fails to cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such taxes and fees, and assessment filings, Barrick Bullfrog hereby grants Rocky Mountain the full power of attorney to make all such payments and take all actions necessary or prudent, in Rocky Mountain’s sole and absolute discretion, to preserve the Properties.

(k)               If required by law to maintain the mining claims of the Properties in good standing, Rocky Mountain will perform or cause to be performed, at its expense, all assessment work during each assessment year ending on or after September 1, 2015, and will pay all required fees and file for record in the office of the Nye County Recorder and the Nevada State Office of the Bureau of Land Management notices of intent to hold or affidavits of the performance of assessment work in a form prescribed by the laws of the United States and the State of Nevada. If this Agreement expires or is terminated within 60 days prior to the end of any assessment year, Rocky Mountain shall remain responsible for such assessment work and the filing and recording of such notices or affidavits. All assessment work will be of such nature, and will be performed in such manner and at such locations as will be sufficient to maintain the claims under the laws of the United States and the State of Nevada.

(l)                 Rocky Mountain shall have the right any time after the first anniversary to abandon or not pay the upcoming annual maintenance and recordation fees on any or all of the unpatented mining claims and mill site claims described in Exhibit A; provided Barrick Bullfrog shall be given notice of such abandonments prior to July 1 of each year and the right to maintain for its own account any such claims proposed for abandonment by Rocky Mountain.

5.2              Amendment and Relocation of Claims; Patent.

(a)                For the purpose of adjusting and changing the boundaries of the mining claims of the Properties in order to comply with applicable law, after providing no less than 30 days’ notice to Barrick Bullfrog and consulting with Barrick Bullfrog, Rocky Mountain shall have the right at any time and from time to time to amend the location of or to abandon and relocate one or more of the claims provided that Rocky Mountain shall not have the right to materially reduce or eliminate any of the lands contained within the claims as of the Effective Date.

(b)               If federal laws provide a new tenure system for federally owned minerals or lands in which mineral resources may exist, and if such law gives the owners of federal mining claims an option to acquire rights under the new system in exchange for or in modification of existing rights, Rocky Mountain will have the authority to exercise such option with respect to the unpatented mining claims of the Properties; provided that Rocky Mountain first gives Barrick Bullfrog no less than 30 days’ notice of Rocky Mountain’s intention to do so and Barrick Bullfrog fails to object to the exercise of such option within 30 days after receiving such notice; provided that if an election provided by federal law does not allow a 60 day period for such notice and objection, the parties will work expeditiously to provide notice and make an objection within the time permitted by law. If Barrick Bullfrog objects to the exercise of such option, such option shall not be exercised without Barrick Bullfrog' consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Rocky Mountain exercises such option, Rocky Mountain shall pay all minimum or advance royalties, rentals, bonus payments, filing fees and other costs and fees required by such substituted or modified tenure system and the newly tenured lands will become a part of the Properties.

(c)                Upon 30 days’ notice of its intention to do so, Rocky Mountain may, in its sole and exclusive discretion and at its sole expense, apply for and prosecute one or more applications for patent of any or all of the unpatented mining claims of the Properties. Barrick Bullfrog will cooperate with Rocky Mountain to obtain any such patent of the claims.

5.3              Liens and Encumbrances.

(a)                During the Term, Rocky Mountain will not by action or inaction cause or permit any mechanic’s, materialmen’s or other similar lien or encumbrance to be placed upon or against the Properties or any part thereof, other than liens for taxes not yet due and delinquent or liens or encumbrances being contested as hereinafter provided, except that if Rocky Mountain, in good faith, shall dispute the validity or amount of any lien, claim or other liability asserted against the Properties or any part thereof for work performed on the Properties during the Term, it shall not be required to pay the same until the amount and validity thereof have been finally determined. Notwithstanding the foregoing, in the event that any mechanic’s, materialmen’s, or other similar lien or encumbrance is placed upon or against the Properties or any portion thereof, Rocky Mountain shall immediately provide a letter of credit or surety payable to Barrick Bullfrog for the full amount of the lien. Barrick Bullfrog may access the letter of credit or surety for payment of the lien, at Barrick Bullfrog’s sole discretion, if the lienholder brings an action against Barrick Bullfrog or otherwise attempts to secure payment of the lien amount from Barrick Bullfrog.

(b)               Rocky Mountain will at all times comply with the requirements of Nevada Revised Statutes §§ 108.221, et seq. and, in particular, Nevada Revised Statutes §§ 108.234, 108.2403, and 108.2407.

(c)                Concurrently with the execution of this Agreement, the parties agree to execute a notice in the form attached as Exhibit E with respect to the Properties (the “Notice of Non-Responsibility”). Rocky Mountain agrees that execution of this Agreement and the Notice of Non-Responsibility shall constitute service of the Notice of Non-Responsibility under Nevada Revised Statutes § 108.234. Barrick Bullfrog may immediately record the Notice of Non-Responsibility in the records of the Nye County Recorder. At the time Rocky Mountain enters into any contract with any third party contractor for work on or construction of improvements on the Properties, and at the time any such third party enters into any similar contract with a subcontractor or other supplier of services or materials, Rocky Mountain will (i) deliver a copy of the Notice of Non-Responsibility to such third party contractor, subcontractor or supplier and will promptly provide to Barrick Bullfrog evidence of same; (ii) require that the Notice of Non-Responsibility be an exhibit attached to any written contract executed by Rocky Mountain with any third party regarding the Properties; (iii) require such third party contractor, subcontractor or supplier to conspicuously post the Notice of Non-Responsibility on the Properties within 3 days of receipt; and (iv) immediately provide a copy of the Notice of Non-Responsibility upon each lienholder of which such third party contractor, subcontractor or supplier becomes aware.

5.4              Insurance. Rocky Mountain shall obtain and keep in force during the Term the following policies of insurance:

(a)                Workers compensation insurance in the benefit amounts and occupational disease and disability coverage required by the laws and regulations of the State of Nevada;

(b)               Comprehensive automobile liability insurance covering all owned and non-owned automobiles or trucks used by or on behalf of Rocky Mountain in connection with its operations on or for the benefit of the Premises with bodily injury limits not less than consistent with generally accepted standards and practices of the mining industry.

(c)                Comprehensive general liability insurance, including operations and protective liability coverage, including the obligations assumed under Section 4.6, with bodily injury limits of not less than consistent with generally accepted standards and practices of the mining industry.

Barrick Bullfrog shall be named as an additional insured under the policies of insurance required by this Section and, before Rocky Mountain undertakes any activities on the Properties or pursuant to this Agreement, Rocky Mountain shall deliver to Barrick Bullfrog a certificate of such insurance that evidences the naming of Barrick Bullfrog as an additional insured and that entitles Barrick Bullfrog to receive not less than 10 days’ notice prior to the cancellation thereof.

5.5              Indemnity.

(a)                Rocky Mountain shall indemnify and save Barrick Bullfrog harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Rocky Mountain’s exercise of the Working Right or Mining Operations conducted on or for the benefit of the Properties, or that results in whole or in part from any act or omission of Rocky Mountain, its agents, employees, contractors or subcontractors, including without limitation reclamation costs, environmental cleanup costs, remedial action, compliance costs, fines and penalties arising from or relating to activities conducted by or for Rocky Mountain.

(b)               Barrick Bullfrog shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the negligence or willful misconduct of Barrick Bullfrog, or its employees, agents or contractors.

(c)                Barrick Bullfrog shall indemnify, defend and hold harmless Rocky Mountain for, from and against any and all loss, cost, expense, damage, liability or claim arising from or relating to activities conducted by Barrick Bullfrog prior to the Effective Date including without limitation reclamation costs, environmental cleanup costs, remedial action, compliance costs, fines and penalties; provided that Barrick Bullfrog shall have no duty to indemnify Rocky Mountain with respect to any such condition to the extent that it is modified or adversely affected by activities conducted by or for Rocky Mountain.

5.6              Taxes.

(a)                During the Term, Rocky Mountain will pay when due and before delinquent any license, real estate or property taxes, sales and other taxes incurred on account of Rocky Mountain’s operations under this Agreement, and will pay any ad valorem or other State of Nevada taxes imposed upon the Properties or improvements, machinery, equipment, tools and supplies constructed, installed or placed by Rocky Mountain on the Properties; provided, that Rocky Mountain shall not be required to pay any property taxes levied or assessed on the Properties for any tax year commencing prior to January 1, 2014.

(b)               Unpaid taxes assessed on the Properties for the tax years in which this Agreement begins and ends shall be apportioned among the parties as of the date of such beginning and ending. Each party shall deliver to the other all tax notices received by such party that pertain to taxes payable by the other party. Barrick Bullfrog or Rocky Mountain, as the case may be, may contest in good faith the amount and validity of any such taxes to the extent and in the manner permitted by law.

5.7              Provision of Data and Access to the Properties.

(a)                Once per quarter during the Term, and prior to the exercise of the Option by Rocky Mountain, Rocky Mountain shall supply to Barrick Bullfrog at the latter’s expense all Data generated by or for Rocky Mountain from the exercise of its Working Right or Mining Operations conducted on or for the benefit of the Properties.

(b)               Subject to the provisions of Section 5.1, Rocky Mountain will permit the directors, officers, employees and designated consultants of Barrick Bullfrog, at their own risk, access to the Property at all reasonable times, provided that Barrick Bullfrog agrees to indemnify Rocky Mountain against, and to save it harmless from, all costs, claims, liabilities and expenses that Rocky Mountain may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of Barrick Bullfrog while on the Property.

5.8              Reports and Meetings. During the Term, Rocky Mountain will deliver to Barrick Bullfrog within three (3) months after the anniversary of each calendar year a full and detailed report (including up-to-date maps if there are any) describing the results of work done on the Properties in the last completed calendar year, including results of Rocky Mountain’s exercise of its Working right and Mining Operations. Rocky Mountain will meet informally or conduct telephonic conferences from time to time with Barrick Bullfrog at Barrick Bullfrog’s request with respect to operations on the Properties.

6.                  ACQUISITION AND EXERCISE OF THE OPTION

6.1              Grant of Option. Barrick Bullfrog hereby grants to Rocky Mountain the sole and immediate Working Right and Option with respect to the Properties, for the Term, to earn a 100.00% interest in and to the Properties (the “Option”) free and clear of all charges encumbrances and claims, save and except for the Royalty set forth in Section 6.4, the Back-in Right set forth in Section 6.7, and the overriding royalty set forth in Section 9.

6.2              Notice of Exercise of the Option; Closing. In order for Rocky Mountain to exercise the Option, Rocky Mountain must provide thirty-days advance notice to Barrick Bullfrog that Rocky Mountain intends to exercise the Option at the Closing. At the Closing, Bullfrog Gold Corp. must transfer to Barrick Gold Corporation 3,230,000 shares of the common stock of Bullfrog Gold Corp. (“Share Delivery”) under the terms of the Securities Agreement attached as Exhibit F hereto (“Securities Agreement”). The Closing shall occur at a mutually agreeable time and place, with the Parties performing and acting reasonably as to setting the time and place. The shares of Bullfrog Gold Corp. will be fully registered and non-assessable.

6.3              Share Delivery.

(a)                The timely receipt by Barrick Gold Corporation at the Closing of the Share Delivery is an express condition precedent to the exercise of the Option and the continued effectiveness of this Agreement. Upon failure by Rocky Mountain or Bullfrog Gold Corp. to timely make the Share Delivery, subject to the right to cure as provided in Section 8.4, Barrick Bullfrog shall have the right to terminate this Agreement as provided in Section 8.4.

(b)               Upon Rocky Mountain making the Share Delivery to Barrick Gold Corporation and fulfilling the commitments and covenants of this Agreement, Rocky Mountain shall have exercised the Option and shall have earned a 100.00% interest in and to the Properties free and clear of all charges encumbrances and claims, save and except for the Royalty set forth in Section 6.4, the Back-in Right set forth in Section 6.7, and the overriding royalty set forth in Section 9. Upon exercise of the Option, Barrick Bullfrog shall deliver to Rocky Mountain, or such designee as Rocky Mountain may designate, within thirty (30) days an executed and recorded version of the Quitclaim Deed and Reservation of Royalty Interest in substantially the same form as set forth in Exhibit G (“Quitclaim Deed”). Barrick Bullfrog shall further execute and deliver to Rocky Mountain all other documents reasonably necessary to effect the transfer and registration of an undivided 100.00% unencumbered interest in and to the Properties into the name of Rocky Mountain.

6.4              Royalty. Upon Barrick Bullfrog’s delivery of the Recorded Quitclaim to Rocky Mountain, Rocky Mountain shall pay to Barrick Bullfrog a gross proceeds Royalty as set forth in the Recorded Quitclaim Deed and as shown below for production from the Properties in Exhibit A. Royalty shall be 2% of the gross proceeds from the sale of any ores, products, Minerals, precipitates, concentrates, or metals produced and sold from the Properties. There shall be no deduction to the gross royalty for any operating or capital costs, including but not limited to any mining, processing, freight, smelting, refining, transportation, penalties or product insurance.

6.5              Option to Purchase Properties Only. This Agreement is a lease and option to purchase only. Rocky Mountain shall not earn any interest in the Properties until it has met all the requirements for and exercised the Option.

6.6              Area of Interest. Except as permitted under Section 12.1 to perfect, defend or cure title, Barrick Bullfrog agrees not to acquire any new land within the Area of Interest. If Barrick Bullfrog does acquire such new land within the Area of Interest, Barrick Bullfrog shall immediately offer to grant or quitclaim any such new land to Rocky Mountain free and clear. Each of the Parties may be engaged on its own behalf and on behalf of persons other than the Parties in the general mining business outside of the Area of Interest whether or not such activities are in competition with the other Party and whether or not such activities use information developed pursuant to this Agreement that is Confidential Information, and each of the Parties hereby consents to such involvement and such use of Confidential Information by the other without consulting the other Party or inviting or allowing the other Party to participate. The legal doctrine of “corporate opportunity” sometimes applied to persons occupying a fiduciary status shall not apply in the case of any endeavor of either Party other than the endeavors within the boundaries of the Area of Interest.

6.7              Back-In Right.

(a)                Barrick Bullfrog has reserved unto itself from the grant of rights to Rocky Mountain hereunder the right to acquire a 51.00% undivided interest in the Properties (“Back-In Right”) upon payment of the consideration and subject to the terms and conditions as described in the Back-in Right Agreement attached as Exhibit D hereto (the “Back-in Right Agreement”). On the date of the Closing, Barrick Bullfrog and Rocky Mountain will execute the Back-in Right Agreement.

(b)               The Back-in Right will run with the land and form part of the Property, and shall apply to the Property held by Rocky Mountain, its successors or assignees.

(c)                Following the exercise of the Back-in Right, Rocky Mountain will execute and deliver to Barrick Bullfrog all documents reasonably necessary to effect the transfer and registration of an undivided 51.00% unencumbered interest in and to the Properties into the name of Barrick Bullfrog, which shall then be the Operator, in accordance with the terms and requirements of the Back-In Agreement.

7.                  COVENANTS OF ROCKY MOUNTAIN AND BARRICK BULLFROG

7.1              Covenants of Rocky Mountain. Rocky Mountain covenants and agrees with Barrick Bullfrog that so long as Rocky Mountain is the Operator of the work carried out on the Properties:

(a)                It will maintain the Properties in good standing and will pay all rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Properties or Rocky Mountain’s operations thereon which shall fall due during the Term. Notwithstanding the forgoing, and in acknowledgement that record title of the Properties shall remain in the name of Barrick Bullfrog until such time as exercise of the Option, Barrick Bullfrog shall cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Properties or Rocky Mountain’s operation thereon which shall fall due during the Term. In the event that Barrick Bullfrog fails to cooperate with and assist Rocky Mountain with the preparation of documentation required for the payment of such rentals, rates, duties, royalties, assessments, fees, taxes or other government charges levied with respect to the Properties or Rocky Mountain’s operation thereon which shall fall due during the Term, Rocky Mountain may make all such payments and take all actions necessary or prudent, in Rocky Mountain’s sole and absolute discretion, to preserve the Properties;

(b)               It will carry out its operations on the Properties in a careful and miner-like manner in accordance with standard industry practices and in accordance and compliance with applicable laws and regulations of the United States and the State of Nevada;

(c)                It will properly pay all accounts of every nature and kind for wages, supplies, Workers’ Compensation Assessments, or the equivalent under Nevada law or federal law, income tax deductions, and all other accounts and indebtedness incurred by it so that no claim or lien arises thereon or upon the ore or minerals contained therein and it will indemnify Barrick Bullfrog and save them harmless from any and all loss, costs, actions, suits, damages or claims which may be made against Barrick Bullfrog in respect of the operations on the Properties, provided however, that Rocky Mountain shall have the right to contest the validity of any such lien or claim of lien;

(d)               Upon termination of this Agreement, it will leave the Properties in a safe condition in accordance with the applicable regulatory requirements;

(e)                It will at all times maintain and keep true and correct records of all production and the disposition thereof and of all costs and expenditures incurred as well as all other data necessary or proper for the settlement of accounts between the parties hereto in connection with their rights and obligations under this Agreement;

(f)                It will obtain all necessary environmental permits prior to commencing operations on the Properties and it will be responsible for any environmental assessments made by the governmental bodies as a result of operations on the Properties;

(g)               It will indemnify and save harmless Barrick Bullfrog from any and all liability arising in relation to the Properties including, but not limited to, any liability from environmental damage during the Term, unless such liability was caused by the fault of Barrick Bullfrog, or either of them, or their directors, officers, employees, agents or consultants; and

(h)               It will pay any royalty payments due on the overriding royalty described in, and required by, Section 9.

7.2              Covenants of Barrick Bullfrog. Barrick Bullfrog covenants and agrees with Rocky Mountain that during the Term:

(a)                Should Barrick Bullfrog receive any notice, assessment, permit or any other documentation from the applicable regulatory authorities relating to the Properties or the Operations of Rocky Mountain thereon, Barrick Bullfrog will promptly forward a true copy of the same to Rocky Mountain.

(b)               Barrick Bullfrog will use reasonable efforts to deliver all Data to Rocky Mountain within 30 days from the Effective Date. In the event additional Data becomes available, Barrick Bullfrog agrees to send such Data to Rocky Mountain as soon as practical.

8.                  TERMINATION

8.1              Expiration of Term. This Agreement shall terminate upon expiration of the Term.

8.2              Notice of Termination. This Agreement shall terminate upon Rocky Mountain giving thirty (30) days written notice to Barrick Bullfrog of termination. Within 90 days of such termination, Rocky Mountain shall deliver to Barrick Bullfrog, at no cost to Barrick Bullfrog, copies of all Data, including reports, maps, assay results and other relevant technical data compiled by or in the possession of Rocky Mountain with respect to the Properties.

8.3              Equipment. In the event that Rocky Mountain abandons the Working Right and Option granted to it under Sections 5.1 or 6.1 or terminates the Option pursuant to Section 8.2, all buildings, plant, equipment, machinery, tools, appliances and supplies which Rocky Mountain may have brought on the Properties, either before or during the period of the Working Right and Option, may be removed by Rocky Mountain at any time not later than six months after the abandonment of the Working Right and Option. Any buildings, plant, equipment, machinery, tools, appliances and supplies left on the Properties during the six-month period shall be at Rocky Mountain’s sole risk and, if not removed during the six-month period, shall become the property of Barrick Bullfrog thereafter.

8.4              Termination for Default. If a Party fails to keep or perform any covenant or condition of this Agreement to be kept or performed by that Party, the other Party may give written notice to first Party specifying such default. If Rocky Mountain does not, within 15 days after it has received notice of default with respect to the Share Delivery, or any Party within 30 days after it has received notice of any other default, cure the default, the Party issuing the notice of default may terminate this Agreement by delivering to the other Party written notice of such termination and exercising any other rights and remedies permitted by law or equity.

8.5              Continuing Liability. After full or partial termination of this Agreement pursuant to Section 6.2, 8.2, or 8.4, neither party shall have any rights or obligations under this Agreement with respect to the Properties as to which this Agreement is so terminated, except such rights and obligations as are expressly made to survive such termination or that necessarily must survive such termination in order to permit the enforcement of any right, liability or obligation that shall have arisen prior to the date of such termination, it being understood that Rocky Mountain shall pay all claim maintenance fees and record proof of all such payments that become finally due and delinquent 60 days or less after such termination and shall perform all assessment or other annual work and make all related filings and recordings required to be performed or made to maintain the Premises in good standing for any assessment year or lease year ending 90 days or less after such termination.

8.6              Reclamation. Within the time required under applicable laws and regulations, following the expiration or termination of this Agreement other than as a result of exercise of the Option and Closing pursuant to Section 6.2, Rocky Mountain shall cause the Properties to be in compliance with all applicable laws, ordinances, and regulations, and shall perform all reclamation and restoration, including the closure and sealing of all adits, mine openings, shafts and drill holes constructed by Rocky Mountain, required by law unless Barrick Bullfrog notifies Rocky Mountain that it desires to defer reclamation and restoration of any portion of the Properties and that it will assume responsibility for such reclamation and restoration and will indemnify Rocky Mountain with respect to such reclamation and restoration. Rocky Mountain shall have reasonable access to the Properties in order to comply with its obligations under this Subsection 8.6. This provision will survive termination or expiration of this Agreement and continue until given release by the pertinent governing agency.

8.7              Surrender. Upon the expiration or complete termination of this Agreement other than as the result of exercise of the Option and Closing pursuant to Section 6.2, Rocky Mountain shall surrender to Barrick Bullfrog possession of the Properties and shall execute and deliver to Barrick Bullfrog within 15 days such special warranty deed and relinquishment as may be reasonably necessary to evidence the termination of this Agreement and the conveyance by Rocky Mountain to Barrick Bullfrog of all of Rocky Mountain’s interest in the Properties or such part thereof as is requested by Barrick Bullfrog, free and clear of all liens, encumbrances, claims, liabilities and royalties created by, through or under Rocky Mountain. If at the time of such surrender any liens, encumbrances, claims or liabilities exist that are being contested by Rocky Mountain as provided in Subsection 5.3(a), such liens, encumbrances, claims or liabilities shall remain the obligation of Rocky Mountain and shall be removed or satisfied by Rocky Mountain as promptly as possible. The cost of recording such deed and relinquishment shall be borne by Rocky Mountain.

9.                  OVERRIDING ROYALTIES

9.1              Overriding Royalty Payments by Rocky Mountain on the Ace No. 1, Golden Age #16, and Golden Age #17 Unpatented Mining Claims. Should Rocky Mountain (i) commence Mining Operations or exercise its Working Right on the Ace No. 1, Golden Age #16, or Golden Age #17 unpatented mining claims, which are part of the Properties, or (ii) exercise the Option and thereafter commence Mining Operations or exercise its Working Right on those claims, Rocky Mountain will be responsible for paying a 5% overriding net returns royalty to

H.B Layne Contractor, Inc. on behalf of Barrick Bullfrog as calculated according to Section 3.c of the February 5, 1987 Lease Agreement by and between H.B. Layne Contractor, Inc., which is attached hereto as Exhibit J, and as required by Section 3.3 of the July 20, 2001 Purchase and Sale Agreement by and between H.B. Layne Contractor, Inc. and Barrick Bullfrog Inc., which is attached hereto as Exhibit K.

9.2              Overriding Royalty Payments by Rocky Mountain on the Sunset No. 1 and Sunset No. 2 Patented Mining Claims. Should Rocky Mountain (i) commence Mining Operations or exercise its Working Right on the Sunset No. 1 or Sunset No. 2 patented mining claims, which are part of the Properties, or (ii) exercise the Option and thereafter commence Mining Operations or exercise its Working Right on those claims, Rocky Mountain will be responsible for paying a 5% overriding gross proceeds royalty to the Elizabeth Adoor Living Trust Dated August 10, 1993 on behalf of Barrick Bullfrog as required in the July 15, 2003 Corporation Grant, Bargain, Sale Deed from Parador Mining Co., Inc. to Barrick Bullfrog Inc., which is attached hereto as Exhibit L.

10.              CONFIDENTIAL INFORMATION

10.1          Treatment of Information. No Data furnished by Rocky Mountain to Barrick Bullfrog, or furnished by Barrick Bullfrog to Rocky Mountain, in respect of the activities carried out on the Properties by Rocky Mountain, or related to or derived from the Properties, will be published by Barrick Bullfrog or Rocky Mountain without the written consent of the other Party, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

11.              ARBITRATION

11.1          Matters for Referral to Arbitration. All questions or matters in dispute with respect to the accounting of moneys expended by Rocky Mountain as Project Work Commitments, or with respect to the calculation of or amounts taken into account in the determination of the proceeds of the sale of Minerals or other products from the Properties will be submitted to arbitration pursuant to the terms of Exhibit H attached hereto.

12.              GENERAL

12.1          Title. Barrick Bullfrog may, but shall not be required to, at Barrick Bullfrog’s sole cost and risk, take such action as Barrick Bullfrog deems necessary or appropriate to acquire any interest in the Properties not owned by Barrick Bullfrog or to defend Barrick Bullfrog’s title to the Claims or to cure defects in such title. Rocky Mountain will cooperate with Barrick Bullfrog in Barrick Bullfrog’s efforts to acquire any interest not owned by Barrick Bullfrog or to defend such title or to cure such defects. In the event that Rocky Mountain believes that certain actions may be advisable to cure any alleged defects in Barrick Bullfrog’s title but Barrick Bullfrog declines in writing to take actions to cure the specified alleged defects, Rocky Mountain may, but shall not be required to, at Rocky Mountain’s sole cost and risk, take such action as Rocky Mountain deems necessary or appropriate to cure defects in such title, and Barrick

Bullfrog will cooperate with Rocky Mountain in Rocky Mountain’s efforts to acquire any interest not owned by Barrick Bullfrog or to defend such title or to cure such defects.

12.2          Encumbrances. During the Term, Barrick Bullfrog and Rocky Mountain shall not pledge, mortgage, charge or otherwise encumber their beneficial interest in the Properties or their rights under this Agreement. However, Barrick Bullfrog agrees not to unreasonably withhold approvals required by Rocky Mountain to secure project financing.

12.3          Further Assurances. The parties shall, without further consideration, from time to time execute and deliver, or cause to be executed and delivered, further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Properties in accordance with the regulatory requirements of the United States, the State of Nevada, or otherwise as required to carry out the true intent and purpose of this Agreement.

12.4          Limitation of Obligations of Rocky Mountain. It is understood and agreed that:

(a)                Nothing contained in this Agreement, nor any payment made, Mining Operations conducted or incurred by Rocky Mountain on or in connection with the Properties or part of it, nor the doing of any act or thing by Rocky Mountain under the terms of this Agreement shall obligate Rocky Mountain to do anything else under this Agreement other than to perform the Project Work Commitments and maintain the Properties to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement; and

(b)               Subject to the terms of this Agreement, Rocky Mountain may at any time abandon the Working Right and Option granted to it.

12.5          Time. Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.

12.6          Entire Agreement. With respect to the subject-matter of this Agreement, this Agreement:

(a)                sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b)               supersedes all prior understandings and communications between the parties or any of them, oral or written; and

(c)                constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this Agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement unless it is in writing and executed by each of the parties.

12.7          Notices. All notices and communications which may be or are required to be given by either party to the other shall be in writing and delivered or sent by e-mail or prepaid registered mail to the parties at the following respective addresses:

Barrick Bullfrog and Barrick Gold Corporation:

Barrick Bullfrog Inc.

Barrick Gold Exploration Inc.

293 Spruce Road

Elko, NV 89801

Attention: Ed Cope, Vice President Exploration, Barrick Gold Exploration Inc.

Fax: (775)748-5580

Email: ecope@Barrick.com

With a copy to:

Barrick Bullfrog Inc.

Barrick Gold Corporation

Brookfield Place

TD Canada Trust Tower

161 Bay Street, Suite 3700

P.O. Box 212

Toronto, Canada M5J 2S1

Attention: James Boyd, Director, Business Development

Email: jboyd@barrick.com

With a copy to:

Barrick Bullfrog Inc.

460 West 50 North, Suite 500

Salt Lake City, Utah 84101

Attention: Peter Webster, General Counsel U.S., Barrick Gold of North America, Inc.

Tel: (801) 990-3745

Email: pwebster@barrick.com

Rocky Mountain and Bullfrog Gold Corp.:	Rocky Mountain Minerals Corp. Bullfrog Gold Corp. 897 Quail Run Drive Grand Junction, CO 81505 Attention: David Beling Email: dave@bullfroggold.com

If any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this Section 12.7. E-mail shall also be an acceptable and legal form of communications between the Parties.

12.8          Counterparts. This Agreement may be executed in as many counterparts as may be necessary and may be delivered originally by email or by facsimile and each such counterpart so executed, whether delivered originally, by email or by facsimile, are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

12.9          Benefit of Successors. This Agreement shall inure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

12.10      Memorandum of Agreement. Concurrently with the signing of this Agreement, the parties shall sign, acknowledge and deliver a memorandum of this Agreement in the form attached as Exhibit I which shall be recorded in the office of the recorder of Nye County, Nevada. The execution and recording of the memorandum of agreement shall not limit, increase or in any way modify any of the covenants or conditions of this Agreement or any right, interest or obligation of the parties or their Affiliates under this Agreement.

12.11      Assignment. Neither party may assign, sublease or otherwise transfer all or any part of its rights, duties or interest regarding the Properties or this Agreement without the other party’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that Barrick Bullfrog’s consent to Rocky Mountain’s transfer of its interest regarding the Properties or this Agreement to NV Energy, Inc., MidAmerican Energy Holdings Company, or any party involved in any manner with solar power generation may be withheld for any reason, reasonable or unreasonable. Any assignment, sublease or transfer to which consent is given shall be subject to the express condition that the assignee, sublessee or transferee shall execute and deliver a written instrument, in form reasonably acceptable to the non-assigning party, by which the assignee, sublessee or transferee assumes and agrees to keep and perform all of the covenants and conditions of this Agreement to be kept or performed by the assigning party after the effective date of such assignment, sublease or transfer. No assignment, sublease or transfer of an interest in the Properties or this Agreement will relieve the assigning, subleasing or transferring party of any obligation that has accrued prior to the date of the assignment sublease or transfer.

12.12      Survival. The following Sections and Subsections of this Agreement will survive the expiration or termination of this Agreement: Sections 1.5, 2.1, 2.3, 2.5, 3.3, 5.3, 5.5, 7, 8.3, 8.5, 8.6, 8.7, 9, 10, 12.7, and 12.12 and Subsections 5.1(a), 5.1(j), and 5.1(k). In addition, if the Option is exercised and Closing occurs, Sections 5.2 and 5.7 will survive with respect to the Royalty reserved by Barrick Bullfrog.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

BARRICK BULLFROG INC. By: /s/ Blake Measom /s/ Paul Judd Name: Blake Measom Paul Judd Title: CFO Tax Director

BARRICK GOLD CORPORATION By: /s/ Michael Brown Name: Michael Brown Title: VP Corporate Affairs & Exec Dir

ROCKY MOUNTAIN MINERALS CORP. By: /s/ David Beling Name: David Beling Title: President & CEO

BULLFROG GOLD CORP. By: /s/ David Beling Name: David Beling Title: President & CEO

EXHIBIT A

TO

MINERAL LEASE AND OPTION TO PURCHASE

properties

Part I – Legal Description

The patented and unpatented claims described below comprise all the lands subject to the Agreement. All such lands and interests are located approximately three miles west of Beatty, Nevada in the Bullfrog Mining District.

Description of Patented Mining Claims and Mineral Survey Number

Six patented mining claims located in Sections 10, 11 and 15 of T12S R46E and as specifically listed below.

Polaris, MS 2510 A	Del Monte, MS 2510 A
Emerald, MS 2318	Ruby, MS 2318
Sunset No. 1, MS 2539	Sunset No. 2, MS 2539

The Sunset 1 and 2 patented mining claims have overriding royalties, as described in Section 9.2 of the Agreement and in Exhibit L.

Description of Unpatented Lode Claims

Twenty lode mining claims located in located in Sections 9, 10, 11, 14, 15 of 16 T12S R46E and as specifically listed below:

Claim Name	BLM NMC Serial No.
Diny F	443898
Shorty 1	1058705
Shorty 2	1058706
Shorty 3	1058707
Shorty 4	1058708
Shorty 5	1058709
Shorty 6	1058710
Shorty 7	1058711
Shorty 8	1058712
Shorty 10	1058713
Shorty 11	1058714
Shorty 12	1058715
East Side	128709
Frog Extension	128711
Frog	128712
Cashboy	128714
Golden Age 16	298803

Golden Age 17	583388
Ace No. 1	112229
Yankee Girl	128710

The Ace No. 1, Golden Age 16, and Golden Age 17 unpatented mining claims have overriding royalties, as described in Section 9.1 of the Agreement and in Exhibits J and K.

Description of Unpatented Mill Site Claims

Eight mill site claims located in Sections 10 and 11 of T12S R46E and as specifically listed below:

Mill site Name	BLM NMC Serial No.
BFMS 257	528776
BFMS 256	528775
BFMS 255	528774
BFMS 254	528773
BFMS 253	528772
BFMS 252	528771
BFMS 251	528770
BFMS 250	528769

Part II – Map

EXHIBIT B

TO

MINERAL LEASE AND OPTION TO PURCHASE

ROCKY MOUNTAIN LANDS

Part I – Legal Description of Rocky Mountain Lands

Patented Mining Claims:

Polaris Fraction T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Inaugural Fraction T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Three Peaches T12S R46 E S10 P# 46273 BK 21D PG 492 S#2426

Mineral Survey No. 2426, Patent No. 41378

Little Fraction T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Indian Johnnie T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Shoshone	T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Del Monte Fraction T12S R46 E S10 P#46274 S#2385 BK 48D PG 176 S#2510A

Mineral Survey No. 2501A, Patent No. 46272

Shoshone Two T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Shoshone Three T12S R46 E S10 P# 46273 BK 46D PG 545 S#2471A

Mineral Survey No. 2471A, Patent No. 46272

Oro Grande T12S R46E S2&3 P#46911 BK 20D PG 11 S#2470

Mineral Survey No. 2470, Patent No. 46911

Shoshone Extension T12S R46E S2&3 P#46911 BK 20D PG 11 S#2&3&10 Mineral Survey No. 2470, Patent No. 46911

Greenhorn	T12S R46E S2&3 P#46911 BK 20D PG 11 S#2&3&10&11

Mineral Survey No. 2470, Patent No. 46911

Part II – Map of Rocky Mountain Lands

N
1500'
Shoshone Extension
Oro Grande
Sec. 3
Sec. 2
Greenhorn
Del Monte Fraction
Little Fraction
Sec. 10
Sec. 11
Shoshone Three
Shoshone Two
Polaris Fraction
Three Peaches
Shoshone
Inaugural Fraction
Indian Johnnie

Part III – Legal Description of Standard Gold Lands

Patented Mining Claims:

The AURIUM lode mining claim designated by the Surveyor General as Survey No. 2654, embracing a portion of the Unsurveyed Public Domain, in the Bullfrog Mining District, Nye County, Nevada, and bounded and described in that certain Patent recorded March 24, 1908 in Book 18 of Deeds, page 441 as File No. 1812, Nye County, Nevada records.

The PROVIDENCE lode mining claim designated by the Surveyor General as Survey No. 2470, embracing a portion of Unsurveyed Public Domain, in the Bullfrog Mining District, Nye County, Nevada, and bounded and described in that certain Patent recorded June 16, 1908 in Book 20 of Deeds, page 11 as File No. 3621, Nye County, Nevada Records.

Unpatented Mining Claims:

Unpatented mining claims and sites situated in Sections 25, 26, 35, and 36, Township 11 South, Range 46 East; Sections 1, 2, 10, 11, and 12, Township 12 South, Range 46 East; Mount Diablo Meridian, Nye County, Nevada, the names of which are set forth below together with the document number of recording of the location notices in the office of the recorder of said County, and the serial number where filed in the state office of the Bureau of Land Management in Reno, Nevada:

Claim Name	Document No. of Recording	BLM NMC Serial No.
BVD 1	709370	988026
BVD 2	709371	988025
BVD 3	709372	988024
BVD 4	709373	988023
BVD 5	709443	987964
BVD 6	709444	987963
BVD 7	709374	988022
BVD 8	709375	988021
BVD 9	709376	988020
BVD 10	709377	988019
BVD 11	709382	988015
BVD 12	709383	988014
BVD 13	709384	988013
BVD 14	709385	988012
BVD 15	709386	988011
BVD 16	709393	988005
BVD 17	709394	988004
BVD 18	709395	988003
BVD 19	709396	988002
BVD 20	709387	988010
BVD 21	709388	988009

BVD 22	709389	988008
BVD 23	709390	988007
BVD 24	709391	988006
BVD 25	709397	988001
BVD 26	709398	988000
BVD 27	709399	987999
BVD 28	709400	987998
BVD 29	709406	987993
BVD 30	709407	987992
BVD 31	709408	987991
BVD 32	709409	987990
BVD 33	709401	987997
BVD 34	709402	987996
BVD 35	709403	987995
BVD 36	709404	987994
BVD 37	709378	988018
BVD 38	709379	988017
BVD 39	709380	988016
BVD 40	709411	987989
BVD 41	709412	987988
BVD 105	709414	987987
BVD 106	709415	987986
BVD 107	709416	987985
BVD 200	709418	987984
BVD 201	709419	987983
BVD 202	709420	987982
BVD 203	709421	987981
BVD 204	709422	987980
BVD 205	709423	987979
BVD 206	709424	987978
BVD 207	709426	987977
BVD 300	709428	987976
BVD 301	709429	987975
BVD 302	709430	987974
BVD 303	709431	987973
BVD 314	709433	987972
BVD 315	709434	987971
BVD 316	709435	987970
BVD 317	709436	987969
BVD 321	709438	987968
BVD 322	709439	987967
BVD 323	709440	987966
BVD 324	709441	987965
BVD 401	712005	992989
BVD 402	712006	992990

BVD 403	712007	992991
BVD 404	712008	992992
BVD 405	712009	992993
BVD 406	712010	992994
BVD 407	712011	992995
BVD 408	712012	992996
BVD 409	712013	992997
BVD 410	712014	992998
Beatty Conglomerate #1 Amended	297734	109662
Lucky Queen Amended	297739	109667
Beatty Conglomerate #8 Babington Amended	297756	109697
Beatty Conglomerate #9 Cornell Amended	297757	109698
Beatty Conglomerate #10 Flin Flon #2 Amended	297758	109699

Part IV – Map of Standard Gold Lands

EXHIBIT C

TO

MINERAL LEASE AND OPTION TO PURCHASE

AREA OF INTEREST

EXHIBIT d

TO

MINERAL LEASE AND OPTION TO PURCHASE

BACK-IN RIGHT AGREEMENT

THIS BACK-IN RIGHT AGREEMENT made the __ day of ______,20 __ between Rocky Mountain Minerals Corp. (“Rocky Mountain”), a corporation incorporated under the laws of Nevada and Barrick Bullfrog Inc. (“Barrick Bullfrog”), a corporation incorporated under the laws of Delaware.

WHEREAS:

A.	Rocky Mountain has this day acquired from Barrick Bullfrog and is the registered and beneficial owner of the properties set out in Appendix “A” to this Back-in Right Agreement (as hereinafter defined) (the “Properties”), pursuant to the terms of the Mineral Lease and Option Agreement (as hereinafter defined).
B.	Rocky Mountain has agreed, on its own behalf, and on behalf of its successors-in-title and permitted assignees to the Back-In Properties (as hereinafter defined) and each and every part thereof, to grant to Barrick Bullfrog, an option to purchase the Interest (as hereinafter defined in Section 3) in the Back-In Properties on the terms and conditions set forth in this Back-In Right Agreement.
C.	All capitalized terms used in this Back-In Right Agreement but not otherwise defined herein shall have the respective meanings assigned thereto in Appendix “B” to this Back-In Right Agreement.

NOW THEREFORE, in consideration of the payments, covenants and agreements provided for in the Option Agreement and in this Back-In Right Agreement and for other good and valuable consideration paid or given by Barrick Bullfrog to Rocky Mountain the receipt and sufficiency of which are hereby acknowledged, Rocky Mountain covenants and agrees as follows:

1.	Grant of Option

Rocky Mountain hereby grants to Barrick Bullfrog subject to the terms and conditions set out herein, the sole, exclusive and irrevocable option (referred to herein as the “Back-In Right”) to purchase the Interest in the Back-In Properties, free and clear of all Encumbrances, by payment of the Consideration (as hereinafter defined) by Barrick Bullfrog as provided in this Back-In Right Agreement. It is the intent of Rocky Mountain and Barrick Bullfrog that the Back-In Right (and the covenants of Rocky Mountain in respect thereof) shall run with the land and form part of the Back-In Properties. The Back-In Right may be exercised in the manner, at the price and on the terms, provisions and conditions as set out in this Back-In Right Agreement.

2.	Covenants and Agreements of Rocky Mountain

Until the expiry or termination of this Back-in Right Agreement:

(a)	Rocky Mountain shall not grant a security interest or other Encumbrance in the Back-In Properties to any person unless such person acknowledges in writing to Barrick Bullfrog that (i) the Back-In Right shall have priority to, and shall not be postponed or subordinated in any manner whatsoever to, such security interest or other Encumbrance, (ii) such lender will permit Rocky Mountain (or, in the circumstances provided in the Back-In Right Agreement, Barrick Bullfrog) to fully pre-pay all amounts secured by the security interest or Encumbrance to such person at any time after the date Rocky Mountain receives the Back-In Notice and (iii) such person expressly acknowledges in writing to Barrick Bullfrog the rights of Barrick Bullfrog under this Back-In Right Agreement and the Option Agreement (as it relates to the Back-In Right) and agrees in writing to Barrick Bullfrog to hold and deal with its security interest or other Encumbrance so as not to frustrate, diminish or impair such rights of Barrick Bullfrog hereunder or thereunder.
(b)	Subject to paragraph (d) below, Rocky Mountain shall not sell, assign, convey, transfer or otherwise dispose (any such action, a “Transfer”) of the Back-In Properties (in whole or in part) to any person (including for greater certainty an Affiliate of Rocky Mountain) without the prior written consent of Barrick Bullfrog. It is acknowledged and agreed that it shall be a condition of any consent of Barrick Bullfrog that the purchaser, transferee, assignee or recipient of the Back-In Properties agrees to (i) be bound by the terms of this Back-In Right Agreement and the Option Agreement (as it relates to the Back-In Right and/or the Back-In Properties) in a manner and on terms and conditions satisfactory to Barrick Bullfrog and (ii) enter in to an assumption of the Back-In Right Agreement on terms and conditions satisfactory to Barrick Bullfrog.
(c)	Rocky Mountain shall not grant any royalty interest or similar interest with respect to the Back-In Properties that “runs with the land” or otherwise creates an interest in the Back-In Properties (or any product extracted therefrom), grant any person any right or entitlement or interest to the Back-In Properties (or any product extracted therefrom) or would require Barrick Bullfrog or any Affiliate to pay any monies on account thereof or take any action or permit any action to be taken that would otherwise impose any obligation on Barrick Bullfrog or any Affiliate or would create an entitlement or claim to or otherwise attach to, impair or encumber the Interest to be acquired by Barrick Bullfrog on exercise of the Back-In Right in any way (or any product extracted therefrom); provided that Rocky Mountain shall be entitled to grant security to an arm’s length lender in the normal and ordinary course of business, subject to paragraph (a) above.
(d)	Rocky Mountain may Transfer the Back-In Properties to an Affiliate, provided (i) such Affiliate agrees in writing with Barrick Bullfrog to comply with the obligations of a Transfer set forth in Section 2(b) of this Back-in Right Agreement and (ii) Rocky Mountain agrees to guarantee (as primary obligor and not merely as surety) the performance by such Affiliate of its obligations hereunder and under the Option Agreement.

(e)	Prior to the commencement of mining within any of the Back-In Properties, Rocky Mountain must provide to Barrick Bullfrog an annual report by not later than forty five (45) days following Rocky Mountain's fiscal year end (the “Year”) outlining the following:
(i)	the work carried out by or on behalf of Rocky Mountain within the Back-In Properties during that Year;
(ii)	an outline of Rocky Mountain’s proposed activities within the Back-In Properties during the next Year;
(iii)	annual mineral resources and mineral reserves, if any; and
(iv)	operating and exploration expenditure and forecasts
(f)	If Rocky Mountain establishes a Mineral Resource or Mineral Reserve on any of the Back-In Properties, Rocky Mountain must provide to Barrick Bullfrog the reports pertaining to such resource or reserve as soon as practicable after the establishment of such Mineral Resource or Mineral Reserve; provided that, if Rocky Mountain is required to make a public declaration with respect to the establishment thereof pursuant to the provisions of any applicable Law or by the rules of any recognized stock exchange having jurisdiction over Rocky Mountain, Rocky Mountain shall provide the reports pertaining to such resource or reserve as soon as practicable after the public declaration with respect to the establishment thereof. Rocky Mountain shall promptly advise Barrick Bullfrog of (i) any feasibility study in respect of any of the Back-In Properties (and the material details thereof and provide a copy of such feasibility study), (ii) any decision to establish a mine within any of the Back-In Properties and (iii) the commencement of production within any of the Back-In Properties.
(g)	Following the commencement of mining within any of the Back-In Properties, Rocky Mountain must provide to Barrick Bullfrog an annual report by not later than 90 days following the end of a Year outlining the following:
(i)	the quantity, type and grade of products or Minerals (as defined in the Option Agreement) extracted during the Year;
(ii)	the quantity, type and grade of products or Minerals that have been processed during that Year and the location of the relevant facilities;
(iii)	the quantity, type and grade of all products or Minerals that have been sold during that Year;
(iv)	annual mineral resources and mineral reserves, if any; and

(v)	other pertinent information which would reasonably be expected to be relevant to a decision to exercise the Back-in Right by Barrick Bullfrog.
3.	Conditions, Exercise and Procedures

If at any time after the Option Closing Date a Mineral Resource equal to or in excess of the Hurdle Amount is defined on the Back-In Properties, Rocky Mountain shall promptly deliver notice of same (the “Hurdle Notice”) to Barrick Bullfrog and Barrick Bullfrog shall have the right exercisable for a period of one-hundred and fifty (150) days after the Hurdle Notice has been delivered to Barrick Bullfrog, upon notice in writing (the “Back-In Notice”), to acquire from Rocky Mountain (or any of its successors or permitted assigns or any permitted transferee, purchaser, assignee or recipient of the Back-In Properties, referred to collectively with Rocky Mountain for the purposes of this Back-In Right Agreement as “Rocky Mountain”) an undivided 51.00% interest in and to the Back-In Properties (the “Interest”) free and clear of all Encumbrances on the following terms and conditions:

(a)	at any time after the Hurdle Amount is reached, Rocky Mountain shall provide to Barrick Bullfrog access to the (i) Back-In Properties, (ii) books and records of Rocky Mountain (as they related to the Back-In Properties), including without limitation, all geological, geophysical, geochemical and test data related to the Back-In Properties and all core samples, (iii) senior management of Rocky Mountain, and (iv) all other information and access, in each case, as Barrick Bullfrog may require in order to undertake the due diligence it deems necessary or advisable in connection with its decision to exercise the Back-In Right and Rocky Mountain shall at the request of Barrick Bullfrog execute, or cause the appropriate Rocky Mountain Affiliate to execute, such consents, authorizations and directions as may be necessary to enable Barrick Bullfrog or its authorized representatives to obtain such access as Barrick Bullfrog may reasonably require to files and records maintained by governmental entities or other public authorities relating to any of the Back-In Properties;
(b)	upon the exercise of the Back-in Right by Barrick Bullfrog in the manner set forth in this Back-In Right Agreement, the parties will be deemed to have entered into a binding agreement for the purchase by Barrick Bullfrog and the sale by Rocky Mountain of the Interest;
(c)	upon receipt of the Back-In Notice, Rocky Mountain shall, at its sole cost and expense, make arrangements to fully satisfy and discharge all Encumbrances on the Back-In Properties by not later than sixty (60) days after the receipt of the Back-In Notice, (the “Waiting Period”). Without limiting or derogating from the right of Barrick Bullfrog in Section 3(a) of this Back-In Right Agreement, during the Waiting Period, Rocky Mountain shall allow Barrick Bullfrog to undertake such due diligence as Barrick Bullfrog may require. If Barrick Bullfrog is not satisfied with the results of its due diligence, Barrick Bullfrog may rescind its Back-In Notice by written notice to Rocky Mountain prior to the expiry of the Waiting Period and upon delivery of such notice, Barrick Bullfrog shall be deemed to have elected not to exercise the Back-In Right provided that no such rescission shall relieve Rocky Mountain of any liability for a breach of any of its covenants in Section 2 of this Back-In Right Agreement prior to the date of rescission or reduce, prevent or impair Barrick Bullfrog from making any Claim in respect thereof;

(d)	forthwith following the delivery of the Back-In Notice, Rocky Mountain will provide Barrick Bullfrog with a statement of Rocky Mountain Expenditures, certified as correct by the Chief Financial Officer of Rocky Mountain;
(e)	on the Closing Date, Barrick Bullfrog shall (i) pay to Rocky Mountain by certified cheque, wire transfer or bank draft an amount in Canadian Dollars equal to the Consideration and (ii) the Royalty Agreement will terminate. It is understood and agreed that Rocky Mountain may request that Barrick Bullfrog pay some or all of the Consideration to fully satisfy and discharge the Encumbrances on the Back-In Properties in lieu of paying such amounts to Rocky Mountain and any amounts so paid by Barrick Bullfrog shall be deemed to have been paid to Rocky Mountain and shall be applied as a credit against the Consideration actually received by Rocky Mountain;
(f)	if Rocky Mountain fails to discharge the Encumbrances on the Back-In Properties as required by this Back-In Right Agreement, Barrick Bullfrog may, but is not obligated to, discharge any such Encumbrance (and Rocky Mountain hereby consents to Barrick Bullfrog taking such actions) and if Barrick Bullfrog so elects to take such action Barrick Bullfrog may deduct the cost of doing so (including all expenses including legal expenses, incurred by Barrick Bullfrog in doing so) from the Consideration payable by Barrick Bullfrog to Rocky Mountain;
(g)	upon the payment by Barrick Bullfrog to Rocky Mountain of the Consideration, Barrick Bullfrog shall be deemed to have acquired and be vested with a 51.00% undivided interest in the Back-In Properties (and the Liabilities associated therewith) and Rocky Mountain shall retain a 49.00% undivided interest in the Back-In Properties (and the Liabilities associated therewith). At such time, a joint venture shall immediately be formed between Barrick Bullfrog and Rocky Mountain in “Joint Venture”) in accordance with the terms of Appendix “C” to this Back-In Right Agreement (until such time as the parties have entered into a formal joint venture agreement) and the Back-In Properties and all other Joint Venture Property, if any, shall be assets of the Joint Venture, but excluding the Rocky Mountain Lands and the Standard Gold Lands as those lands are described in Exhibit B to the Option Agreement, and other properties owned or controlled by Bullfrog Gold Corp. The parties agree to negotiate in good faith and enter into a formal joint venture agreement in respect of the Back-In-Properties within 90 days of the formation of the Joint Venture (the “Joint Venture Agreement”), which agreement will contain the terms of Appendix “C” to this Back-In Right Agreement and such other terms and conditions as are customary in joint venture agreements of this nature. Barrick Bullfrog (or an Affiliate of Barrick Bullfrog) shall, until it resigns, be the operator of such Joint Venture;

(h)	upon the exercise of the Back-In Right, Rocky Mountain shall provide Barrick Bullfrog on the Closing Date with good and marketable title to a 51.00% undivided interest in the Back-In Properties, free and clear of all Encumbrances;
(i)	following the exercise of the Back-In Right Barrick Bullfrog shall have the option to take over, either directly or through an Affiliate, as the sole operator of the Back-In Properties; and
(j)	Barrick Bullfrog and Rocky Mountain shall execute and deliver to each other such documents and undertakings and take such other steps as counsel for each Party may reasonably require to give effect to such transfer of the Interest (including, for greater certainty, such customary closing documents used in connection with similar transactions (including without limitation, the type of closing documentation set out in the Option Agreement) as Barrick Bullfrog may reasonably request and, in the event Barrick Bullfrog or an Affiliate elects to become operator, transfer of 100% of the direct interest in the Back-In Properties and the other Joint Venture Property to the operator (as trustee for Barrick Bullfrog and Rocky Mountain).

Barrick Bullfrog shall, notwithstanding payment to Rocky Mountain of the Consideration, have the right to have the Rocky Mountain Expenditures audited and Rocky Mountain shall make its Books and Records available for such audit by an auditor acceptable to Barrick Bullfrog and Rocky Mountain acting reasonably (who shall be independent of Barrick Bullfrog and Rocky Mountain). The assessment of such auditor will be binding upon the Parties, who undertake not to challenge such assessment. Any adjustments, if made after the payment by Barrick Bullfrog to Rocky Mountain of the Consideration, shall be paid promptly by the Party owing same, together with interest from the date of the original payment by Barrick Bullfrog to Rocky Mountain of the Consideration to the date of payment of the adjustment plus interest on such amount at the Prime Rate, payable monthly both before and after default and judgment.

4.	Closing

The transaction arising out of the exercise of the Back-In Right shall be completed (the moment of completion shall be referred to as “Closing”) on that date (the “Closing Date”) which shall be the sixtieth (60th) day following the day of the Back-In Notice was delivered to Rocky Mountain (or such longer period as may be necessary to obtain any consents of Governmental Entities required to effect the transfer of the Interest). All documents and monies shall be delivered at the place of Closing (which place shall be determined by Barrick Bullfrog, acting reasonably).

5.	Maximum Duration of Agreement

Barrick Bullfrog’s Back-In Right, unless otherwise terminated by other provisions herein contained, shall exist in perpetuity. If any right, power or interest of a party under this Back-In Right Agreement would violate the rule against perpetuities or equivalent rule under applicable law, then such right, power or interest shall terminate on the earlier of

(i) the expiration of twenty (20) years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Back-In Right Agreement and(ii) the Closing Date (the earlier of (i) and (ii), the “Termination Date”).

6.	Registration

This Back-In Right Agreement shall be registered as set forth in the Option Agreement. Should the Back-In Properties at any time consist of, or be substituted or replaced by (whether extending over a greater or lesser area than the Back-in Properties), a form of tenure (including, but not limited to, unpatented claims and licences of occupation), right, lease, licence or permit which is recorded with a land titles or land registry office, the Back-in Right Agreement shall be recorded in the land titles or land registry office (as applicable), in a form and substance acceptable to Barrick Bullfrog. If this Back-In Agreement is terminated, Barrick Bullfrog shall cooperate in the deletion of any registrations of this Back-in Right Agreement from title or mineral title to the Back-in Properties.

7.	Arbitration

Disputes between the parties arising out of or in connection with this Agreement or its interpretation will be settled in accordance with Section 11 of, and Exhibit H to, the Mineral Lease and Option Agreement dated March 23, 2015, by and between Barrick Bullfrog and Rocky Mountain.

8.	Enurement

This Back-In Right Agreement shall enure to the benefit of the parties hereto and their respective successors, successor-in-title and permitted assigns. This Agreement constitutes the entire Agreement of the parties hereto in respect of the subject matter hereof. Barrick Bullfrog shall be entitled to assign, in its sole discretion, its rights under this Back-In Right Agreement provided such transferee enters into a written agreement agreeing to be bound by the provisions hereof.

9.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

Barrick Bullfrog:

Barrick Bullfrog Inc.

Barrick Gold Exploration Inc.

293 Spruce Road

Elko, NV 89801

Attention: Ed Cope, Vice President Exploration, Barrick Gold Exploration Inc.

Fax: (775)748-5580

Email: ecope@Barrick.com

With a copy to:

Barrick Bullfrog Inc.

Barrick Gold Corporation

Brookfield Place

TD Canada Trust Tower

161 Bay Street, Suite 3700

P.O. Box 212

Toronto, Canada M5J 2S1

Attention: James Boyd, Director, Business Development

Email: jboyd@barrick.com

With a copy to:

Barrick Bullfrog Inc.

460 West 50 North, Suite 500

Salt Lake City, Utah 84101

Attention: Peter Webster, General Counsel U.S., Barrick Gold of North America, Inc.

Tel: (801) 990-3745

Email: pwebster@barrick.com

Rocky Mountain:	Rocky Mountain Minerals Corp. Bullfrog Gold Corp. 897 Quail Run Drive Grand Junction, CO 81505 Attention: David Beling Email: dave@bullfroggold.com
10.	Counterparts

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original. All such counterparts shall together constitute one and the same Agreement.

11.	Governing Law

This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein, without regard for any conflict of laws or choice of laws principles that require or permit the application of the law of any other jurisdiction. The parties agree that the courts of the State of Nevada shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party attorns and consents to the jurisdiction of the state and federal courts of the State of Nevada.

IN WITNESS WHEREOF Rocky Mountain and Barrick Bullfrog have executed this Agreement as of the date written above.

BARRICK BULLFROG INC. By: Name: Title:

ROCKY MOUNTAIN MINERALS CORP. By: Name: David Beling Title: President & CEO

Appendix “A” to Back-In Agreement
Properties

Part I – Legal Description

Description of Patented Mining Claims and Mineral Survey Number

Six patented mining claims located in Sections 10, 11 and 15 of T12S R46E and as specifically listed below.

Polaris, MS 2510 A	Del Monte, MS 2510 A
Emerald, MS 2318	Ruby, MS 2318
Sunset No. 1, MS 2539	Sunset No. 2, MS 2539

The Sunset 1 and 2 patented mining claims have overriding royalties, as described in Section 9.2 and Exhibit L of the Option Agreement.

Description of Unpatented Lode Claims

Twenty lode mining claims located in located in Sections 9, 10, 11, 14, 15 of 16 T12S R46E and as specifically listed below:

Claim Name	BLM NMC Serial No.
Diny F	443898
Shorty 1	1058705
Shorty 2	1058706
Shorty 3	1058707
Shorty 4	1058708
Shorty 5	1058709
Shorty 6	1058710
Shorty 7	1058711
Shorty 8	1058712
Shorty 10	1058713
Shorty 11	1058714
Shorty 12	1058715
East Side	128709
Frog Extension	128711
Frog	128712
Cashboy	128714
Golden Age 16	298803
Golden Age 17	583388
Ace No. 1	112229
Yankee Girl	128710

The Ace No. 1, Golden Age 16, and Golden Age 17 unpatented mining claims have overriding royalties, as described in Section 9.1 and Exhibits J and K of the Option Agreement.

Description of Unpatented Mill Site Claims

Eight mill site claims located in Sections 10 and 11 of T12S R46E and as specifically listed below:

Mill site Name	BLM NMC Serial No.
BFMS 257	528776
BFMS 256	528775
BFMS 255	528774
BFMS 254	528773
BFMS 253	528772
BFMS 252	528771
BFMS 251	528770
BFMS 250	528769

Part II – Map

Appendix “B” to Back-In Agreement
Definitions

“Affiliate” has the meaning set forth in Section 1.1 of Option Agreement;

“Back-In Notice” has the meaning ascribed to that term in Section 3(a) of the Back-In Right Agreement;

“Back-In Properties” means the Properties (including any Properties abandoned by Rocky Mountain or an Affiliate and which are subsequently acquired (in whole or in part) by Rocky Mountain, an Affiliate of Rocky Mountain or any person Rocky Mountain or Affiliate of Rocky Mountain are acting jointly or in concert with at any time prior to the Closing Date), but excluding the Rocky Mountain Lands and the Standard Gold Lands as those lands are described in Exhibit B to the Option Agreement, and other properties owned or controlled by Bullfrog Gold Corp., together with any and all mineral rights, surface rights, leases, licences, permits or other rights or forms of tenure (including, but not limited to, unpatented claims, licences of occupation, patented freehold claims and patented leasehold claims) resulting from renewals, replacements, substitutions, consolidations, severances or modifications of the Properties, in effect from time to time, whether extending over a greater or lesser area;

“Back-In Right” has the meaning ascribed to that term in Section 1 of the Back-In Right Agreement;

“Back-In Right Agreement” means this agreement dated ____________ __, 20__ between Rocky Mountain and Barrick Bullfrog, including all appendices thereto;

“Business Day” means any day, other than (i) a Saturday, (ii) a Sunday or (iii) any other day on which the principal chartered banks located in Reno, Nevada, are not open for business during normal banking hours;

“Claim” means a claim, demand, action, suit, proceeding, grievance, arbitration, assessment, reassessment, judgment or settlement or compromise relating thereto for any Loss incurred or suffered by a person asserting such claim;

“Closing” has the meaning ascribed to that term in Section 4 of this Back-In Right Agreement;

“Closing Date” has the meaning ascribed to that term in Section 4 of this Back-In Right Agreement;

“Commercial Production” means the commercial exploitation of Ore subsequent to the exercise of the Option, but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during the initial tune-up period of a plant. Commercial Production will be deemed to have commenced:

(a)	if a plant is located on the Property, on the first day of the month following the first period of thirty (30) consecutive days during which ore has been processed through such plant for not less than fifteen (15) days at an average rate of not less than 60% of the initial rated capacity of such plant, or

(b)	if no plant is located on the Property, on the first day of the month following the first period of thirty (30) consecutive days during which Ore has been shipped from the Property on a regular basis for the purpose of processing and earning revenue;

“Consideration” means an amount in Canadian Dollars equal to two and one half (2.5) times the Rocky Mountain Expenditures set forth on the statement of expenditures contemplated by Section 3(d) of this Back-In Right Agreement, as such amount may be adjusted pursuant to the Back-In Right Agreement;

“Control” means:

(a)	when applied to the relationship between a person and a corporation, the beneficial ownership by such person at the relevant time of shares of such corporation carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation or carrying sufficient rights to elect a majority of the directors of such corporation, or the ability of such person to otherwise elect or appoint a majority of the directors of such corporation or influence their voting through any Contract, understanding or other arrangement; and
(b)	when applied to the relationship between a person and a partnership, joint venture or other person, the beneficial ownership by such person at the relevant time of more than 50% of the ownership interests of the partnership, joint venture or other person in circumstances where it can reasonably be expected that such person has the ability to direct the affairs of such partnership, joint venture or other person;

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a person (the “first-mentioned person”) who Controls a corporation, partnership, joint venture or other person (the “second-mentioned person”) shall be deemed to Control: (i) any corporation, partnership, joint venture or other person (the “third-mentioned person”) which is Controlled by the second-mentioned person, (ii) any corporation, partnership, joint venture or other person which is Controlled by the third-mentioned person, and (iii) so on;

“Development” means all activities and preparation (other than Exploration), prior to the commencement of mining or extraction of ores on the Back-in Properties, for the removal and recovery of ores, including the completion of a feasibility study or similar analysis associated with the same and the construction or installation of improvements to be used for the mining of ores, and including related environment compliance.

“Encumbrance” means any encumbrance of any kind whatever (registered or unregistered) and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security under Nevada law, federal law, Section 426 or Section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), any easement, restrictive covenant, limitation, agreement, reservation, right of way, restriction, encroachment or burden or any other right or claim of others of any kind whatever affecting the Back-In

Properties, or the use thereof and any rights or privileges capable of becoming any of the foregoing but does not include Permitted Encumbrances;

"Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of ores, including but not limited to additional drilling required after discovery of potential commercial mineralization and including related environmental compliance.

“Rocky Mountain” means Rocky Mountain Minerals Corp., a Nevada corporation;

“Rocky Mountain Expenditures” means all reasonable and documented expenses incurred on Exploration and Development on the Back-In Properties by Rocky Mountain after the Option Closing Date until the date of the Back-In Notice. For greater certainty, the Rocky Mountain Expenditures shall not include any amounts payable by Rocky Mountain to Barrick Bullfrog or any Barrick Bullfrog Affiliate under the Option Agreement or any amounts paid to discharge or satisfy any Encumbrances;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local, or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange;

“Hurdle Amount” means either

(a)	a Mineral Resource of at least 1 million ounces of contained gold (or gold equivalent) on the Properties; or
(b)	a Mineral Resource on the Properties where the sum of:
(i)	any ounces of gold (or gold equivalent) extracted from such property from and after the Option Closing Date; and
(ii)	ounces of contained gold (or gold equivalent) in a Mineral Resource established on such property,

is equal to or greater than 1 million;

“Hurdle Notice” has the meaning ascribed to that term in Section 3(a) of the Back-In Right Agreement;

“Interest” has the meaning ascribed to that term in Section 3 of the Back-In Right Agreement;

“Joint Venture” has the meaning ascribed to that term in Section 3(f) of the Back-In Right Agreement;

“Joint Venture Agreement” has the meaning ascribed to that term in Section 3(f) of the Back-In Right Agreement;

“Joint Venture Property” means all property and rights of every description, whether real, personal or mixed, whether before or after the date of formation of the Joint Venture, acquired by the participants in the Joint Venture or by the operator as trustee for the participants for the purposes of the Joint Venture including,

(i)	the Back-In Properties;
(ii)	all easements appurtenant to the Back-In Properties;
(iii)	all geological, geophysical, geochemical and test data related to the work carried out hereunder and all other information in relation to the Back-In Properties acquired, proved, gained or developed or in the possession or under the control of any of the participants or the operator (if not a participant) irrespective of whether or not such information was acquired, proved, gained or developed prior to or after the date of this Agreement;
(iv)	all improvements to the Back-In Properties, all fixtures, plant, machinery, equipment, supplies, infrastructure and any other properties or rights of any description, whether real or personal;
(v)	all minerals derived from the exploitation and mining of the Back-In Properties; and
(vi)	the leasehold interest of the participants in any surface lease or leases or any mining lease with respect to the Back-In Properties;

“Barrick Bullfrog” means Barrick Bullfrog Inc., a Delaware corporation;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such laws and in a context that refers to one or more persons, means such laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Loss” or “Losses”, in respect of any matter, means any and all costs, expenses, penalties, fines, losses, damages, Liabilities and deficiencies (including, without limitation, all amounts paid in settlement, all interest and penalties and all legal and other professional fees and disbursements, including those incurred in defending any claim) arising directly or indirectly as a consequence of such matter;

“Mineral Resource” has the meaning given to the term in NI 43-101;

“Mineral Reserve” has the meaning given to the term in NI 43-101;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“Option Agreement” means the Mineral Lease and Option to Purchase agreement dated as of March 23, 2015, between Barrick Bullfrog and Rocky Mountain;

“Option Closing Date” has the meaning given to “Closing Date” in the Option Agreement;

“Permitted Encumbrances” means:

(a)	inchoate or statutory liens for taxes not at the time overdue and inchoate or statutory liens for overdue taxes the validity of which are being contested in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or taxes;
(b)	statutory liens incurred or deposits made in the ordinary course of the business in connection with worker's compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due;
(c)	security given to a public utility or any Governmental Entity when required in the ordinary course of the business;
(d)	undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business, a claim for which has not been filed or registered pursuant to law or which notice in writing has not been given to the applicable Party but excluding any liens or claims by any Affiliate of such applicable Party;
(e)	any reservations or exceptions contained in the original grants from the Crown;
(f)	the Royalty Agreement; and
(g)	rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services related to ordinary course of business;

“Properties” has the meaning ascribed to that term in Recital “A” to the Back-In Right Agreement;

“Royalty” has the meaning ascribed to that term in the Royalty Agreement;

“Royalty Agreement” means the agreement titled “Quitclaim Deed and Reservation of Royalty Agreement” dated ________ ___, 20__, between Barrick Bullfrog and Rocky Mountain attached as Exhibit G to the Option Agreement;

“Termination Date” has the meaning ascribed to that term in Section 5 of the Back-In Right Agreement;

“Transfer” has the meaning ascribed to that term in Section 2(b) of the Back-In Right Agreement;

“Waiting Period” has the meaning ascribed to that term in Section 3 of the Back-In Right Agreement;

“Year” has the meaning ascribed to that term in Section 2(e) of the Back-In Right Agreement;

Appendix “C” to Back-In Agreement
Basic Terms of Joint Venture Agreement

It is agreed that the Joint Venture Agreement required to be entered into pursuant to Section 3(f) of the Back-In Right Agreement shall contain, however not exclusively, provisions on and with regard to matters set out below:

1.	Barrick Bullfrog (or an Affiliate of Barrick Bullfrog) will be the Operator of the Joint Venture and, as Operator, shall solely be responsible for and operate all work programs of the Joint Venture.
2.	The activities of the Joint Venture will be directed by a Management Committee made up of representatives of each Party voting in proportion to the respective interest of each of the Parties in the joint venture interest (the “JV Interest”). Decisions of the Management Committee, unless otherwise provided, shall be by majority vote.
3.	Prior to November 30th of each year (or such other time as determined by the Management Committee), the Operator shall submit a work program and budget for the next ensuing calendar year to the Management Committee. The Management Committee shall meet and shall decide to accept such program or modification of same within a month after the budget is submitted by the Operator. If a Party to the Joint Venture fails to participate in the approved work program, it will be diluted according to calculation in Section 8 of this Schedule.
4.	All costs by the Joint Venture for the exploration and development of the Back-In Properties and the subsequent operation of a mining venture shall be funded by each Party in proportion to its JV interest.
5.	The Operator shall be entitled to charge to the Joint Venture a management fee equal to five (5%) percent of all direct costs for the exploration stage, four (4%) percent of all direct costs for the development stage, and three (3%) percent of all direct costs during the mining operation stage.
6.	The Joint Venture Agreement shall provide for and include provisions on Barrick Bullfrog’s right of first refusal to Rocky Mountain’s JV Interest if Rocky Mountain decides to dispose of its JV Interest.
7.	The Joint Venture Agreement shall contain provisions on the following:
(a)	If the JV Interest of Barrick Bullfrog or Rocky Mountain is reduced to less than ten (10%) percent, the JV Interest shall be converted to a two (2%) percent Interest of the Net Proceeds of Commercial Production (“NPI”). Net proceeds of Commercial Production shall mean proceeds received from material mined, milled and delivered to a smelter or refinery, whether in the form of concentrates, bullion gold bars or in any other form suitable for treatment, less all exploration and development expenditures and all capital and operating costs attributable to the mining, processing, handling and delivery of the material so involved. The aggregate amount payable under the NPI royalty shall not exceed one hundred

(100%) percent of the expenditures made by the diluting party from the date of the Joint Venture Agreement until the date the JV Interest was converted to a NPI.

(b)	If the JV Interest of Barrick Bullfrog or Rocky Mountain is reduced to less than ten (10%) percent due to voluntary withdrawal or for reasons other than default on payment obligations under a work program and budget, the JV Interest shall be converted to a two (2%) percent interest of the Net Smelter Returns. Net Smelter Returns shall be the Receipts less the Allowable Deductions pertaining to such Receipts, in each case for the applicable calendar quarter. Receipts shall mean the revenues for products or Minerals (as defined in the Option Agreement) sold from the Properties, and if products or Minerals mined and removed from the Properties are distributed to an Affiliate, then in such event the Receipts attributed to such products or Minerals shall be the fair market value price that would otherwise be received from a third party in an arm’s length transaction. “Allowable Deductions” means: (i) all tolling charges, representation expenses, metal losses, umpire charges, and penalties that are either paid or incurred by the remaining Party or its Affiliates for or in connection with mineral treatment, or refining processes or procedures after the products or Minerals leave the mine site; (ii) all costs and expenses actually incurred with, or in connection with, the transporting, insuring, stockpiling, warehousing, shipping, and moving any of the products or Minerals produced from the Properties and the delivery of such products or Minerals to a customer, refinery or other place of mineral treatment, including without limitation, all transportation costs, insurance costs and expenses, shipping and delivery costs, agency and brokerage fees and commissions, and storage charges; (iii) sales, use, gross receipts, customs duties, severance, government royalties, ad valorem, VAT and other taxes and governmental charges, if any, payable with respect to the existence, severance, production, removal, sale, processing, transportation, or disposition of products or Minerals, but excluding taxes based on the net income of the remaining Party or its Affiliates; (iv) insurance, consignment, and any discounts or rebates given to customers for off specification or damaged product. The aggregate amount payable under the Net Smelter Returns royalty shall not exceed one hundred (100%) percent of the expenditures made by the diluting party from the date of the Joint Venture Agreement until the date the JV Interest was converted to a Net Smelter Returns interest.
8.	The Joint Venture Agreement shall contain provisions on the following: if a party (the Diluting Party) to the Joint Venture Agreement declines to participate in an approved program/budget, the JV Interest of such party shall be recalculated from time to time according to the following formula:
R =	REA(P) x 100% REA(AP)
Where:

R =	The Recalculated Participating Interest of the Diluting Party, expressed as a percentage.
REA(P) =

The Diluting Party’s Equity Account balance immediately prior to the diluting date, as adjusted for anticipated debits and credits based on the adopted work program and budget and the Diluting Party’s election as to contributions.

REA(AP) =	The Equity Account for all Parties immediately prior to the diluting date, as adjusted for anticipated debits and credits based on the adopted work program and budget and all Parties’ elections as to contributions.

The JV Interest of the other party to the Joint Venture Agreement who is not a diluting Party (such party a “Non-Defaulting Party”) shall be increased by the amount of the reduction in the JV Interest of the Diluting Party, and the manager shall adjust the relevant work program and budget to reflect the funds available.

Where a party to the Joint Venture Agreement defaults in making a payment that is due and owing to the Operator (such party a “defaulting party”) the other party to the Joint Venture Agreement who is not a defaulting party (such party a “non-defaulting party”) may elect to have the JV Interest of the defaulting party be diluted at twice the rate of dilution set forth above or purchase the entirety of the defaulting party’s JV interest at a 10% discount to the fair market value of such JV Interest.

9.	The Joint Venture Agreement shall also contain and include basic provisions on and with regard to:
(a)	Confidentiality of Information;
(b)	Limitations on Encumbrances on the Property and JV Interests
(c)	Management Committee Duties and Procedures;
(d)	Responsibilities (including the reporting obligations of the Operator to the Management Committee) and Indemnification of the Operator;
(e)	Indemnification;
(f)	The assumption of Liabilities with respect to the Back-In Properties by each of Rocky Mountain and Barrick Bullfrog in proportion to their JV Interest; and
(g)	Force Majeure.

EXHIBIT E

TO

MINERAL LEASE AND OPTION TO PURCHASE

NOTICE OF NON-RESPONSIBILITY

APN Number: N/A

When Recorded Return to:

Barrick Bullfrog Inc.

460 West 50 North, Suite 500

Salt Lake City, Utah 84101

Attention: Peter Webster, General Counsel U.S., Barrick Gold of North America, Inc.

Tel: (801) 990-3745

Email: pwebster@barrick.com

The undersigned affirms that this document does not contain any social security numbers or other personal information (Per NRS 239B.030).

NOTICE OF NON-RESPONSIBILITY

(NRS 108.234)

NOTICE IS HEREBY GIVEN THAT:

Barrick Bullfrog Inc., a Delaware corporation, 460 West 50 North, Suite 500 East, Suite 500, Salt Lake City, Utah 84101 ( “Owner”) is the owner of those certain unpatented lode mining and mill site claims located in Nye County, Nevada, and more particularly described on Schedule 1, which is incorporated herein by this reference (the “Properties”). The Properties are located in portions of Sections 9, 10, 11, 14, 15 and 16, T12S, R46E, MDB&M.

1. On March 23, 2015, Owner, as Lessor, executed a written Mineral Lease and Option to Purchase with Rocky Mountain Minerals Corp., a Nevada corporation, 897 Quail Run Drive, Grand Junction, CO 81505, (“Rocky Mountain”), as Lessee (the “Agreement”). Pursuant to the Agreement and as of the date of the Agreement, Rocky Mountain may undertake improvements or construction on the Properties. Three days have not lapsed since the full execution of the Agreement.

2. The Properties, together with improvements, are presently in the exclusive possession of Rocky Mountain pursuant to the Agreement.

3. Owner is not in possession of the Properties; are not conducting any operations on the Properties; have not ordered, requested or purchased any work, labor, materials, supplies or improvements for the Properties.

4. This Notice of Non-Responsibility provides notice that neither Owner nor its interest in the Properties or improvements thereon shall be subject to any lien, liability or responsibility to pay for any work, labor, materials, labor or improvements upon said Properties.

5. Pursuant to the Agreement, Owner has notified Rocky Mountain in writing and Rocky Mountain has agreed in writing that as Lessee of the Properties, Rocky Mountain is solely responsible for payment for any work, labor, materials, labor or improvements made upon the Properties and that Rocky Mountain must comply with the requirements of Nevada law.

BARRICK BULLFROG INC. By: Name: Title:

ROCKY MOUNTAIN MINERALS CORP. By: /s/ David Beling Name: David Beling Title: President & CEO

STATE OF )

) ss:

COUNTY OF )

_______________________ hereby swears under the penalties of perjury that he is the __________________________ of Barrick Bullfrog Inc.; that he has read the forgoing Notice of Non-Responsibility, knows the contents thereof and states that the same is true of his own knowledge, except for those matters therein stated upon information and belief, and as to those matters, he believes them to be true.

__________________________________________

Name:

Title:

STATE OF )

) ss:

COUNTY OF )

This instrument was acknowledged before me on the __day of ___________, 2015 by __________________________, __________________________ of Barrick Bullfrog Inc.

WITNESS my hand and Official Seal.

_________________________________________

NOTARY PUBLIC

Print Name: ______________________

Notary Public, State of ____________

My Commission expires: ______________

STATE OF )

) ss:

COUNTY OF )

_______________________ hereby swears under the penalties of perjury that he is the __________________________ of Rocky Mountain Minerals Corp.; that he has read the forgoing Notice of Non-Responsibility, knows the contents thereof and states that the same is true of his own knowledge, except for those matters therein stated upon information and belief, and as to those matters, he believes them to be true.

__________________________________________

Name:

Title:

STATE OF )

) ss:

COUNTY OF )

This instrument was acknowledged before me on the __day of ___________, 2015 by __________________________, __________________________ of Rocky Mountain Minerals Corp.

WITNESS my hand and Official Seal.

_________________________________________

NOTARY PUBLIC

Print Name: ______________________

Notary Public, State of ____________

My Commission expires: ______________

Schedule 1 to Notice of Non-Responsibility

Properties

Description of Patented Mining Claims and Mineral Survey Number

Six patented mining claims located in Sections 10, 11 and 15 of T12S R46E and as specifically listed below.

Polaris, MS 2510 A	Del Monte, MS 2510 A
Emerald, MS 2318	Ruby, MS 2318
Sunset No. 1, MS 2539	Sunset No. 2, MS 2539

Description of Unpatented Lode Claims

Twenty lode mining claims located in located in Sections 9, 10, 11, 14, 15 of 16 T12S R46E and as specifically listed below:

Claim Name	BLM NMC Serial No.
Diny F	443898
Shorty 1	1058705
Shorty 2	1058706
Shorty 3	1058707
Shorty 4	1058708
Shorty 5	1058709
Shorty 6	1058710
Shorty 7	1058711
Shorty 8	1058712
Shorty 10	1058713
Shorty 11	1058714
Shorty 12	1058715
East Side	128709
Frog Extension	128711
Frog	128712
Cashboy	128714
Golden Age 16	298803
Golden Age 17	583388
Ace No. 1	112229
Yankee Girl	128710

Description of Unpatented Mill Site Claims

Eight mill site claims located in Sections 10 and 11 of T12S R46E and as specifically listed below:

Mill site Name	BLM NMC Serial No.

BFMS 257	528776
BFMS 256	528775
BFMS 255	528774
BFMS 254	528773
BFMS 253	528772
BFMS 252	528771
BFMS 251	528770
BFMS 250	528769

Part II – Map

EXHIBIT F

TO

MINERAL LEASE AND OPTION TO PURCHASE

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made by and between:

Bullfrog Gold Corp., a Delaware corporation (the “Company”), and its wholly-owned subsidiary, Rocky Mountain Minerals Corp., a Nevada corporation (“Rocky Mountain”), and

Barrick Gold Corporation, an Ontario, CN corporation (“Barrick”) and its wholly-owned subsidiary, Barrick Bullfrog Inc., a Delaware corporation (“Barrick Bullfrog”).

RECITALS

This Agreement governs the purchase and sale of Company common stock, par value $0.0001 per share, pursuant to the exercise of the option set forth in the Mineral Lease and Option Agreement dated March 23, 2015 between the parties hereto (the “Option Agreement”).

AGREEMENT

IN CONSIDERATION of the foregoing recital and the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1              Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Barrick Deliverables” has the meaning set forth in Section 2.1(b).

“Barrick Party” has the meaning set forth in Section 4.3.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Article II.

“Closing Date” means the day that is ten (10) days following the Exercise Date, unless the parties agree to a different date.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Company Deliverable” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” means the date Rocky Mountain gives written notice to Barrick and Barrick Bullfrog under Section 6.2 of the Option Agreement that it is exercising its option to purchase certain properties on the terms set forth in the Option Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Knowledge” means, with respect to any statement made to the knowledge of a party, that the statement is based upon actual knowledge of the officers of such party having responsibility for the matter or matters that are the subject of the statement, after due inquiry.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal, preemptive right or other restrictions of any kind.

“Losses” has the meaning set forth in Section 4.3.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Disclosure Documents” has the meaning set forth in Section 3.1(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means 3,230,000 shares of Common Stock issuable to the Barrick pursuant to Section 2.1(a) as of the date of the Option Agreement upon the terms of this Agreement, as adjusted through the Closing Date. In the event the Company should at any time or from time to time prior to the Closing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of Shares issuable to the Company shall be increased to that number which, when divided by the aggregate of shares of Common Stock outstanding after the split or subdivision or after the dividend or distribution and those issuable with respect to such Common Stock Equivalents is a ratio equal to the ratio of the number of Shares issuable to the Company prior to such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), and the Common Stock outstanding prior to the split or subdivision or prior to the dividend or distribution and those issuable with respect to then outstanding Common Stock Equivalents. If the number of shares of Common Stock outstanding at any time prior to the Closing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the number of Shares issuable to the Company shall be decreased in the same proportion to such decrease in outstanding shares.

“Subsidiary” means any corporation, limited liability company or other entity in which the Company owns or controls, directly or indirectly, greater than 50% of the equity interest thereof.

“Trading Day” means (a) a day on which quotations for the Common Stock are reported by the OTC Markets Group on any of its marketplaces, or (b) if the Common Stock is listed on a national securities exchange, a day on which the Common Stock is eligible to be traded on such exchange.

“Transaction Documents” means this Agreement, the Option Agreement, and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE

2.1              Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to Barrick, and Barrick shall purchase from the Company, the Shares. The Closing shall take place at the offices of Parsons Behle & Latimer, counsel to Barrick, 201 South Main Street, Suite 1800, Salt Lake City, Utah 84111, on the Closing Date or at such other location or time as the parties may agree. At the Closing the parties shall mae the following deliveries.

(a)                Company Delivery. The Company shall deliver or cause to be delivered to Barrick a certificate evidencing the Shares. The Shares are issued by the Company to Barrick in consideration of the transfer and conveyance by Barrick Bullfrog to Rocky Mountain of the Properties, as that term is defined in the Option Agreement.

(b)               Barrick Bullfrog Deliveries. Barrick Bullfrog shall deliver to Rocky Mountain instruments of transfer and conveyance in form reasonable required to effectuate transfer of the Properties from Barrick Bullfrog to Rocky Mountain as provided for in the Option Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of the Company. The Company and Rocky Mountain, jointly and severally, hereby makes the following representations and warranties to Barrick and Barrick Bullfrog. All such representations and warranties are made as of the date of the Option Agreement and as of the Closing Date.

(a)                Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

(b)               Authorization; Enforcement. Each of the Company and Rocky Mountain has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution and delivery of each of the Transaction Documents by the Company and Rocky Mountain, and the consummation by each of them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and Rocky Mountain and no further action is required by either of them in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and Rocky Mountain, and when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and Rocky Mountain enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c)                No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and Rocky Mountain and the consummation by them of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any

Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d)               Filings, Consents and Approvals. Neither the Company or Rocky Mountain currently is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act and under applicable state securities statutes pertaining to the purchase and sale contemplated by this Agreement, and (ii) those that have been made or obtained prior to the Closing Date.

(e)                Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement in order to issue the Shares. The Securities are not subject to any preemptive or similar rights to subscribe for or purchase securities.

(f)                Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is as set forth in the SEC Disclosure Documents. No securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed in the SEC Disclosure Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Company’s capital stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of its capital stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Shares will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Shares. There are no stockholders agreements, voting agreements, or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Knowledge of the Company, between or among any of the Company’s stockholders.

(g)               SEC Disclosure Documents; Financial Statements. The Company has filed all reports and proxy statements required to be filed by the Company under the Securities Act and the Exchange Act for the twenty-four months preceding the date of this Agreement (such reports and proxy statements, as amended, collectively, the “SEC Disclosure Documents”). The Company has filed all SEC Disclosure Documents on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Disclosure Documents prior to the expiration of any such extension. As of their respective dates, the SEC Disclosure Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Disclosure Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Disclosure Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and were prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

(h)               Press Releases. The press releases disseminated by the Company during the two (2) years preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading.

(i)                 Material Changes. Except as disclosed in the SEC Disclosure Documents, since the date of the latest audited financial statements included within the SEC Disclosure Documents, (i) there has been no event, occurrence or development that has had or that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (ii) the Company and its Subsidiaries have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, and (C) other liabilities that would not, individually or in the aggregate, have a Material Adverse Effect, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option plans or executive and director compensation arrangements. The Company does not have pending before the Commission any request for confidential treatment of information.

(j)                 Litigation. Except as set forth in the SEC Disclosure Documents, there is no Action that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) that could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity thereof), is or has been during the ten-year period prior to the Closing Date the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or its Subsidiaries, or any of their respective current or former directors or officers (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)               Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case of (i), (ii) and (iii) above as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(l)                 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

(m)             Registration Status. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.

(n)               Investment Company. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o)               Disclosure. All disclosure provided to the Investors regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(p)               No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

3.2              Representations and Warranties of Barrick and Barrick Bullfrog. Barrick and Barrick Bullfrog, jointly and severally, hereby represent and warrant to the Company and Rocky Mountain as follows:

(a)                Organization; Authority. Each of Barrick and Barrick Bullfrog is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by Barrick and Barrick Bullfrog of the transactions contemplated by the Transaction Documents has been duly authorized by all necessary corporate. Each of the Transaction Documents has been duly executed by it, and when delivered by Barrick and Barrick Bullfrog, as applicable, in accordance with terms hereof, will constitute its or their valid and legally binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)               Investment Intent. Barrick is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to Barrick’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by Barrick to hold the Shares for any period of time. Barrick is acquiring the Shares hereunder in the ordinary course of its business. Barrick does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c)                Investor Status. At the time Barrick was offered the Shares, it was, and at the Closing Date it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Barrick is not a registered broker-dealer under Section 15 of the Exchange Act.

(d)               General Solicitation. Barrick is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)                Access to Information. Barrick acknowledges that it has reviewed the SEC Disclosure Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and Rocky Mountain and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of Barrick or its representatives or counsel shall modify, amend or affect Barrick’s right to rely on the truth, accuracy and completeness of the SEC Disclosure Documents and the Company’s representations and warranties contained in the Transaction Documents.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1              Restrictions on Transfer.

(a) Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Shares other than pursuant to an effective registration statement, to the Company, to an Affiliate of Barrick or in connection with a pledge as contemplated in Section 4.1(b), the Company may require Barrick to provide to the Company an opinion of counsel selected by Barrick, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.

(b) Certificates evidencing the Shares will contain the following legend, until such time as they are not required under Section 4.1(c):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT

AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED AS SECURITY ON BORROWINGS BY THE HOLDER.

The Company acknowledges and agrees that Barrick may from time to time pledge, and/or grant a security interest in some or all of the Shares pursuant to a term loan, loan arrangement, credit facility, or other borrowing arrangement and, if required under the terms of such loan or arrangement, Barrick may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by Barrick of the pledge. No notice shall be required of such pledge.

(c) Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) whenever the Shares are registered for resale under the Securities Act, or (ii) following a sale or transfer of such Shares pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). Following such time as restrictive legends are not required to be placed on certificates representing the Shares, the Company will, no later than three Trading Days following the delivery by Barrick to the Company or the Company’s transfer agent of a certificate representing such Shares containing a restrictive legend (endorsed or with stock power attached, signatures guaranteed, and otherwise in form necessary to affect reissuance and/ or transfer), deliver or cause to be delivered to Barrick or its agent a certificate representing such Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 4.1(c).

4.2              Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to Barrick.

4.3              Indemnification of Investors. In addition to the indemnity provided in the Option Agreement, the Company will indemnify and hold Barrick and Barrick Bullfrog and their directors, officers, shareholders, partners, employees and agents (each, an “Barrick Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Barrick Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company Rocky Mountain in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Barrick Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

4.4              Rule 144 Compliance. With a view to making available to the holders of Shares the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(a)                make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Closing Date;

(b)               use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                furnish to any holder so long as the holder owns any of the Shares that have the status of “restricted securities” within the meaning of Rule 144, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with the sale of such Shares without registration.

ARTICLE V.
CONDITIONS PRECEDENT

5.1              Conditions Precedent to the Obligations of Barrick to Purchase Securities. The obligation of Barrick and Barrick Bullfrog to effectuate the transactions contemplated by the Transaction Documents and acquire Shares at the Closing is subject to the satisfaction or waiver by them, at or before the Closing, of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of the Company and Rocky Mountain contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)               Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c)                No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)               Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in (i) an adverse effect on the legality, validity or enforceability of any Transaction Document, or (ii) a Material Adverse Effect; and

(e)                Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.1(a).

5.2              Conditions Precedent to the Obligations of the Company to sell Shares. The obligation of the Company and Rocky Mountain to effectuate the transactions contemplated by the Transaction Documents and to sell Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Barrick and Barrick Bullfrog contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b)               Performance. Barrick and Barrick Bullfrog shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by them at or prior to the Closing;

(c)                No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)               Investors Deliverables. Barrick and Barrick Bullfrog shall have delivered its Investors Deliverables in accordance with Section 2.1(b).

ARTICLE VI.
MISCELLANEOUS

6.1              Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

6.2              Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3              Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be gien in the manner provided for in Section 12.7 of the Option Agreement.

6.4              Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5              Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.6              Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Nevada as provided in the Option Agreement, which will also govern with respect to any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened, concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents.

6.7              Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Shares.

6.8              Execution. This Agreement is attached an Exhibit F to the Option Agreement. The execution and delivery of the Option Agreement is deemed by the parties to be the execution and delivery of this Agreement. The parties agree that this Agreement is made by them as of the Effective Date of the Option Agreement, as that term is defined in the Option Agreement.

6.9              Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the __ day of ______,20__.

BARRICK BULLFROG INC. By: Name: Title:

BARRICK GOLD CORPORATION By: Name: Title:

ROCKY MOUNTAIN MINERALS CORP. By: Name: David Beling Title: President & CEO

BULLFROG GOLD CORP. By: Name: Title:

EXHIBIT G

TO

MINERAL LEASE AND OPTION TO PURCHASE

Quitclaim and Royalty DEED

After recording, return to:

Rocky Mountain Minerals Corp.

897 Quail Run Drive

Grand Junction, Colorado 81505

QUITCLAIM DEED
AND RESERVATION OF ROYALTY INTEREST

FOR AND IN CONSIDERATION of royalties reserved hereunder and the promises made under the terms of that certain Mineral Lease and Option to Purchase agreement made and entered into as of the 23rd day of March, 2015, with Barrick Bullfrog Inc. ____________________whose address is 460 West 50 North, Suite 500 Salt Lake City, Utah 84101 (“Grantor”), does hereby quitclaim unto [Insert ROCKY MOUNTAIN MINERALS CORP., a Nevada corporation, or such designee as Rocky Mountain Minerals Corp. may designate], whose address is _____________________________________ (“Grantee”), all of the right, title and interest in and to the following patented mining claims located in Nye County, Nevada (the “Property”).

SEE EXHIBIT “A” ATTACHED HERETO [Insert Property Description at Exhibit “A” to executable version of Quitclaim Deed and Reservation of Royalty Interest]

EXCEPTING AND RESERVING UNTO GRANTOR, a royalty (the “Royalty”) payable by Grantee to Grantor equal to 2% of the gross proceeds, as described below, from the sale or other disposition of all minerals, received from any purchaser of any mineral derived from the ore mined from the Properties, or any products of value derived from the Properties, without deducting therefrom any and all charges and penalties and the cost of transportation to any processing or refining facility, insurance premiums, sampling and assaying charges incurred after concentrates have left the concentrator and all appropriate sales taxes. In no case shall the cost of mining, transportation, concentrating, smelting and refining costs, or administrative costs be deducted from the selling price in the calculation of Royalty. If any portion of the precious metals or other minerals or products extracted and derived from the ore mined from the Properties are sold to an Affiliate of Grantee or treated by a facility owned or controlled by Grantee, the actual gross proceeds received shall be deemed to be an amount equal to what could be obtained from a non-Affiliate or purchaser or facility not so owned or controlled by the Grantee, which would have been incurred had the material been sold or treated to such third party.

The Royalty reserved herein shall be subject to the following:

1. PAYMENT OF ROYALTY

a. Frequency of Payment of Royalty. Grantee shall pay the Royalty within thirty (30) business days after the sale proceeds are received during each calendar quarter from any purchaser of minerals or other materials mined from the Properties.

b. Method of Making Payments. All payments required hereunder may be mailed or delivered to any single depository as Grantor may instruct. The Grantee will have no responsibility as to the division of the Royalty payments among parties constituting the Grantor and if the Grantee makes a payment or payments on account of the Royalty in accordance with the provisions of this instrument, it will have no further responsibility for distribution of the Royalty. All charges of the agent, trustee or depository will be borne solely by the parties receiving payments of Royalty. The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2. RECORDS AND REPORTS

a. Records, Inspection and Audit. Within ninety (90) days following the end of each calendar year, commencing with the year in which the Property is brought into commercial production (not inclusive of any bulk sampling programs), the Grantee shall deliver to Grantor a statement of the Royalty paid for said calendar year. The Grantor shall have the right within a period of three (3) months from receipt of such statements to inspect the Grantee’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b. Objections. If Grantor does not request an inspection of Grantee’s books and records during the three-month period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the Grantee with respect thereto. If Grantor disputes any calculation of Royalty, Grantor shall deliver to the Grantee a written notice (the “Objection Notice”) describing and setting forth a specific objection within sixty (60) days after receipt by the Grantor of the final statement. If such audit determines that there has been a deficiency or an excess in the payment made to the Grantor, such deficiency or excess will be resolved by adjusting the next payment due hereunder. The Grantor will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist. The Grantee will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist. All books and records used and kept by the Grantee to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

3. INUREMENT

The Royalty reserved herein shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be conferred by any changes in the mineral laws of the United States.

4. NOTICES

All notices required or permitted to be given hereunder shall be given in writing and shall be sent by the parties by registered or certified mail, telex, facsimile transmission or by express delivery service to the address set forth in the identification of the parties in the headings of this Quitclaim Deed and Reservation of Royalty Interest or to such other address as either party may later designate by like notice to the other. All notices required or permitted to be given hereunder shall be deemed to have been given upon the earliest of (1) actual receipt, (2) acknowledgment in any form of receipt of telex or facsimile transmission, (3) the business day next following deposit with an express delivery service, properly addressed, or (4) seventy-two (72) hours after deposit with the U.S. Mail, properly addressed with postage prepaid. E-mail shall also be an acceptable and legal form of communications between the Parties.

5. ASSIGNMENTS BY GRANTOR

Grantor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its right, title and interest in and to its Royalty reserved hereunder; provided, however, that Grantee shall be under no obligation to make its payments hereunder to such assignee, transferee, pledgee or other third party until Grantee’s receipt of Notice concerning the assignment or transfer.

6. COMMINGLING ORE

Grantees shall have the right to commingle ores from the Properties with ores from other properties; provided that Grantee weighs, samples, and accounts Grantor’s ores in accordance with sound mining and metallurgical practices.

7. INTERPRETATION

a. Governing Law; Venue. The provisions and interpretation of this Quitclaim Deed and Reservation of Royalty Interest shall be governed by the laws of the State of Nevada without regard to conflicts of laws principles. Any dispute concerning this Quitclaim Deed and Reservation of Royalty Interest shall be adjudicated in either the state or federal courts in and for the State of Nevada.

b. Invalidity of Provisions. If any term or other provision of this Quitclaim Deed and Reservation of Royalty Interest is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Quitclaim Deed and Reservation of Royalty Interest shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Quitclaim Deed and Reservation of Royalty Interest so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Grantor has executed and delivered this Quitclaim Deed and Reservation of Royalty Interest as of the ____ day of ____________, 20____.

GRANTOR:

Barrick Bullfrog Inc.

By:

Name:

Title:

STATE OF )

: ss.

County of )

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by ________________________.

Notary Public

The undersigned Grantee hereby accepts this Quitclaim Deed and Reservation of Royalty Interest made therein.

GRANTEE:

[ROCKY MOUNTAIN MINERALS CORP., a Nevada corporation, or such designee as Rocky Mountain Minerals Corp. may designate]

By:

Name:

Title:

STATE OF )

: ss.

County of )

The foregoing instrument was acknowledged before me this _____ day of __________, 20___ by _______________________, _________________ of __________________________ [Rocky Mountain Minerals Corp., or such designee as Rocky Mountain Minerals Corp. may designate], on behalf of the corporation.

Notary Public

EXHIBIT H

TO

MINERAL LEASE AND OPTION TO PURCHASE

BINDING ARBITRATION PROCEDURES

All disputes relating to with respect to the accounting of moneys expended by Rocky Mountain as Project Work Commitments, or with respect to the calculation of or amounts taken into account in the determination of the proceeds of the sale of Minerals or other products from the Properties under the Mineral Lease and Option to Purchase Agreement, or with respect to Barrick Bullfrog’s Back-In Right shall be resolved through arbitration according to the commercial rules of the American Arbitration Association then in effect, except to the extent that such rules are inconsistent with the terms of this Exhibit H; provided, however, that unless otherwise agreed by the Parties, such arbitration shall not be conducted under the auspices of the American Arbitration Association.

1. All arbitrations shall occur in Reno, Nevada, unless otherwise agreed by the Parties. The award rendered by the arbitrator or arbitrators shall be final, nonappealable and binding as between the Parties and judgment on such award may be entered in any court having jurisdiction.

2. The Parties shall use a single arbitrator mutually agreeable to them, who shall be an attorney or an accountant with at least ten years relevant experience in the mining industry. The arbitrator may engage professional mining consulting firms to assist in analysis of the facts presented by the Parties at the sole discretion of the arbitrator. If the Parties are unable to agree on the identity of a single arbitrator within 10 days of any request for arbitration, then each Party shall select one arbitrator and the two arbitrators shall select a third, all within 30 days of the relevant request for arbitration. All decisions and awards shall be made by a majority of the three arbitrators.

3. Notice of demand for arbitration shall be filed in writing with the other Party. The Parties agree that after such notice has been filed they shall, before the arbitration hearing, make discovery and disclosure of all matters relevant to the dispute to the extent required by the rules governing the arbitration. All questions that may arise with respect to the obligation of disclosure and the protection of the disclosed material shall be referred to the arbitrator or arbitrators, whose determination on such issues shall be final and conclusive. Disclosure shall be completed no later than 60 days after filing of the notice of arbitration, unless extended by the arbitrator or arbitrators upon a showing of good cause by either Party to the arbitration.

4. Absent other agreement by the Parties, all arbitration proceedings shall be concluded within 90 days after the notice of demand for arbitration, and the arbitration award shall be rendered in writing within 30 days after the conclusion of the arbitration hearing.

5. The arbitrator(s) fees, costs and expenses shall initially be split equally between the Parties. However, the arbitrator or arbitrators shall determine the substantially prevailing Party who shall be entitled to recovery of its attorneys’ fees, costs and disbursements in the arbitration, including the cost of the arbitrator or arbitrators. The arbitrator or arbitrators shall have no authority to award punitive damages.

EXHIBIT I

MEMORANDUM OF AGREEMENT

Memorandum of Agreement

APN Number: N/A

When Recorded Return to:

Rocky Mountain Minerals Corp.

897 Quail Run Drive

Grand Junction, Colorado 81505

The undersigned affirms that this document does not contain any social security numbers or other personal information (Per NRS 239B.030).

Memorandum of Mineral Lease

And

Option to Purchase

THIS MEMORANDUM OF MINERAL LEASE AND OPTION TO PURCHASE (“Memorandum”), is made and entered into as of March 23, 2015, by and between BARRICK BULLFROG INC., (“Barrick Bullfrog”) a Delaware corporation, and ROCKY MOUNTAIN MINERALS CORP., (“Rocky Mountain”) a Nevada corporation and a wholly-owned subsidiary of Bullfrog Gold Corp., a Delaware corporation. Bullfrog Gold Corp. joins this Memorandum as the issuer of the shares of Bullfrog Gold Corp., and Barrick Gold Corporation, a corporation organized under the laws of the Province of Ontario, Canada, joins this Memorandum as the receiver of the shares of Bullfrog Gold Corp.

In consideration of Ten Dollars ($10.00) and other valuable consideration set forth in the terms and conditions of that certain Mineral Lease and Option to Purchase effective March 23, 2015 (“Agreement”), (1) Barrick Bullfrog, Rocky Mountain, Bullfrog Gold Corp., and Barrick Gold Corporation give notice that they have entered into the Agreement, (2) that Rocky Mountain hereby gives notice that it has agreed to hold and maintain the unpatented mining claims and other properties identified on Schedule 1 to this Memorandum (the “Properties”) for the benefit of Barrick Bullfrog in accordance with the terms and conditions of the Agreement and (3) that Barrick Bullfrog has granted in the Agreement the exclusive option to purchase 100% of Barrick Bullfrog’s interest in the Properties free and clear of all encumbrances created by, though or under Barrick Bullfrog for a transfer of shares of Bullfrog Gold Corp. plus a gross proceeds royalty interest that will be reserved by Barrick Bullfrog if the option is exercised by Rocky Mountain and a closing occurs, and subject to certain rights of Barrick Bullfrog to repurchase a portion of its interest.

The term of the Agreement is for 5 years from the date of the Agreement.

The rights of the parties to the Agreement are not freely assignable and require the consent of the non-assigning party and the occurrence of certain events, including the assumption of certain duties and obligations by the party to whom the Agreement is being assigned.

The Agreement is expressly binding on the parties and their respective successors and permitted assigns. Nothing contained within this Memorandum shall amend, limit or affect the rights and duties of the parties under the Agreement. Information regarding all of the terms and conditions of the Agreement may be obtained from the parties at the addresses set forth above.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Mineral Lease and Option to Purchase as of the date first written above.

BARRICK BULLFROG INC. By: /s/ Blake Measom /s/ Paul Judd Name: Blake Measom Paul Judd b Title: CFO Tax Director

BARRICK GOLD CORPORATION By: /s/ Michael Brown Name: Michael Brown Title: VP Corporate Affairs & Exec Dir

ROCKY MOUNTAIN MINERALS CORP. By: /s/ David Beling Name: David Beling Title: President & CEO

BULLFROG GOLD CORP. By: /s/ David Beling Name: David Beling Title: President & CEO

STATE OF )

) ss:

COUNTY OF )

_______________________ hereby swears under the penalties of perjury that he is the __________________________ of Barrick Bullfrog Inc.; that he has read the forgoing Notice of Non-Responsibility, knows the contents thereof and states that the same is true of his own knowledge, except for those matters therein stated upon information and belief, and as to those matters, he believes them to be true.

__________________________________________

Name:

Title:

STATE OF )

) ss:

COUNTY OF )

This instrument was acknowledged before me on the __day of ___________, 2015 by __________________________, __________________________ of Barrick Bullfrog Inc.

WITNESS my hand and Official Seal.

_________________________________________

NOTARY PUBLIC

Print Name: ______________________

Notary Public, State of ____________

My Commission expires: ______________

STATE OF )

) ss:

COUNTY OF )

_______________________ hereby swears under the penalties of perjury that he is the __________________________ of Barrick Gold Corporation; that he has read the forgoing Notice of Non-Responsibility, knows the contents thereof and states that the same is true of his own knowledge, except for those matters therein stated upon information and belief, and as to those matters, he believes them to be true.

__________________________________________

Name:

Title:

STATE OF )

) ss:

COUNTY OF )

This instrument was acknowledged before me on the __day of ___________, 2015 by __________________________, __________________________ of Barrick Gold Corporation.

WITNESS my hand and Official Seal.

_________________________________________

NOTARY PUBLIC

Print Name: ______________________

Notary Public, State of ____________

My Commission expires: ______________

STATE OF )

) ss:

COUNTY OF )

_______________________ hereby swears under the penalties of perjury that he is the __________________________ of Rocky Mountain Minerals Corp.; that he has read the forgoing Notice of Non-Responsibility, knows the contents thereof and states that the same is true of his own knowledge, except for those matters therein stated upon information and belief, and as to those matters, he believes them to be true.

__________________________________________

Name:

Title:

STATE OF )

) ss:

COUNTY OF )

This instrument was acknowledged before me on the __day of ___________, 2015 by __________________________, __________________________ of Rocky Mountain Minerals Corp.

WITNESS my hand and Official Seal.

_________________________________________

NOTARY PUBLIC

Print Name: ______________________

Notary Public, State of ____________

My Commission expires: ______________

STATE OF )

) ss:

COUNTY OF )

_______________________ hereby swears under the penalties of perjury that he is the __________________________ of Bullfrog Gold Corp.; that he has read the forgoing Notice of Non-Responsibility, knows the contents thereof and states that the same is true of his own knowledge, except for those matters therein stated upon information and belief, and as to those matters, he believes them to be true.

__________________________________________

Name:

Title:

STATE OF )

) ss:

COUNTY OF )

This instrument was acknowledged before me on the __day of ___________, 2015 by __________________________, __________________________ of Bullfrog Gold Corp.

WITNESS my hand and Official Seal.

_________________________________________

NOTARY PUBLIC

Print Name: ______________________

Notary Public, State of ____________

My Commission expires: ______________

Schedule I

To

Memorandum of Mineral Lease and Option to Purchase

Properties

Part I – Legal Description

The patented and unpatented claims described below comprise all the lands subject to the Agreement. All such lands and interests are located approximately three miles west of Beatty, Nevada in the Bullfrog Mining District.

Description of Patented Mining Claims and Mineral Survey Number

Six patented mining claims located in Sections 10, 11 and 15 of T12S R46E and as specifically listed below.

Polaris, MS 2510 A	Del Monte, MS 2510 A
Emerald, MS 2318	Ruby, MS 2318
Sunset No. 1, MS 2539	Sunset No. 2, MS 2539

The Sunset 1 and 2 patented mining claims have overriding royalties, as described in Section 9.2 of the Agreement and in Exhibit L.

Description of Unpatented Lode Claims

Twenty lode mining claims located in located in Sections 9, 10, 11, 14, 15 of 16 T12S R46E and as specifically listed below:

Claim Name	BLM NMC Serial No.
Diny F	443898
Shorty 1	1058705
Shorty 2	1058706
Shorty 3	1058707
Shorty 4	1058708
Shorty 5	1058709
Shorty 6	1058710
Shorty 7	1058711
Shorty 8	1058712
Shorty 10	1058713
Shorty 11	1058714
Shorty 12	1058715
East Side	128709
Frog Extension	128711
Frog	128712
Cashboy	128714
Golden Age 16	298803
Golden Age 17	583388

Ace No. 1	112229
Yankee Girl	128710

The Ace No. 1, Golden Age 16, and Golden Age 17 unpatented mining claims have overriding royalties, as described in Section 9.1 of the Agreement and in Exhibit

s J and K.

Description of Unpatented Mill Site Claims

Eight mill site claims located in Sections 10 and 11 of T12S R46E and as specifically listed below:

Mill site Name	BLM NMC Serial No.
BFMS 257	528776
BFMS 256	528775
BFMS 255	528774
BFMS 254	528773
BFMS 253	528772
BFMS 252	528771
BFMS 251	528770
BFMS 250	528769

Part II – Map

EXHIBIT J

Lease Agreement

Effective February 5, 1987 between

H.B. Layne Contractor, Inc (Lessor) and St. Joe Gold Corporation (Lessee)

See separate PDF for complete Lease Agreement

EXHIBIT K

Purchase and Sale Agreement

Between

H.B. Layne Contractor Inc

And

Barrick Bullfrog, Inc

July 20, 2001

See separate PDF for complete document

EXHIBIT L

Corporation Grant, Bargain, Sale Deed from Parador Mining Co., Inc. to Barrick Bullfrog Inc.,

July 15, 2003

See separate PDF for complete document